                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Number 333-39050


                               RESOURCEPHOENIX.COM

                PROSPECTUS SUPPLEMENT #5, DATED NOVEMBER 16, 2000

                    (To Prospectus dated August 25, 2000 and
                Prospectus Supplements dated September 13, 2000,
             October 4, 2000, October 26, 2000 and November 8, 2000)

     This Prospectus Supplement includes the attached Quarterly Report on Form 10-Q of ReSourcePhoenix.com filed by ReSourcePhoenix.com with the Securities and Exchange Commission on November 14, 2000.

     This Prospectus Supplement should be read in conjunction with the Prospectus and the Prospectus Supplements referenced above.

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------

                                    FORM 10-Q


[X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                For the quarterly period ended September 30, 2000

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        For the transition period from ______________ to ______________.

                        Commission file number 000-27449

                               RESOURCEPHOENIX.COM
             (Exact name of registrant as specified in its charter)

            Delaware                                52-2190830
            --------                                ----------
     State of Jurisdiction               I.R.S. Employer Identification No.


2401 Kerner Boulevard, San Rafael, California                   94901-5527
---------------------------------------------                   ----------
   Address of Principal Executive Offices                        Zip Code

       Registrant's telephone number, including area code: (415) 485-4600

        Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing preceding requirements for the past 90 days.

                                 Yes [X] No [ ]

        The number of shares outstanding of the Registrant's Common Stock as of October 31, 2000 was 11,799,692.

                                      INDEX

                               RESOURCEPHOENIX.COM

          FORM 10-Q - FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2000


                                                                                                  PAGE
PART I.    FINANCIAL INFORMATION

    Item 1. Financial Statements

           a)  Condensed Consolidated Balance Sheets -- September 30, 2000 (unaudited) and
               December 31, 1999................................................................    3

           b)  Condensed Consolidated Statements of Income - Three and Nine Months
               Ended September 30, 2000 and September 30, 1999 (unaudited)......................    4

           d)  Condensed Consolidated Statements of Cash Flows - Nine Months
               Ended September 30, 2000 and September 30, 1999 (unaudited)......................    5

           e)  Notes to Condensed Consolidated Financial Statements -- September 30, 2000
               (unaudited)......................................................................    6

    Item 2. Management's Discussion and Analysis of
            Financial Condition and Results of Operations.......................................   11

    Item 3. Quantitative and Qualitative Disclosures about Market Risk..........................   30

PART II.   OTHER INFORMATION

    Item 1. Legal Proceedings...................................................................   30
    Item 2. Changes in Securities and Use of Proceeds...........................................   30
    Item 3. Defaults Upon Senior Securities.....................................................   31
    Item 4. Submission of Matters to a Vote of Security Holders.................................   31
    Item 5. Other Information...................................................................   32
    Item 6. Exhibits and Reports on Form 8-K....................................................   32

         Signature..............................................................................   33

                                     PART I

                              FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                               RESOURCEPHOENIX.COM
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                     SEPTEMBER 30,      DECEMBER 31,
                                                                         2000               1999
                                                                     ------------       ------------
                                                                     (UNAUDITED)
                                     ASSETS
Current Assets:
   Cash and cash equivalents                                         $      5,131       $     15,780
   Accounts receivable, net of allowance                                    1,318                948
   Prepaid expenses and other current assets                                  906                762
                                                                     ------------       ------------

     Total current assets                                                   7,355             17,490

   Property and equipment                                                  10,331              7,669
   Accumulated depreciation                                                (3,271)            (1,382)
                                                                     ------------       ------------
     Net property and equipment                                             7,060              6,287

   Loan fees                                                                1,716                 --
   Other assets                                                               516                276
                                                                     ------------       ------------

   Total assets                                                      $     16,647       $     24,053
                                                                     ============       ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                                  $      2,736       $      1,455
   Accrued liabilities                                                      1,913              1,655
   Deferred revenue                                                         1,584                306
   Other liabilities                                                          411                 --
   Notes payable - bank                                                       958                 --
   Notes payable -- affiliate                                                 700                 --
                                                                     ------------       ------------
     Total current liabilities                                              8,302              3,416

   Notes payable -- affiliate                                               5,933                 --
   Deferred revenue                                                         1,216                688
                                                                     ------------       ------------
     Total long term liabilities                                            7,149                688
                                                                     ------------       ------------

     Total Liabilities                                                     15,451              4,104
Stockholders' Equity:
   Preferred Stock, $.001 par value:  5,000,000 shares                         --                 --
     authorized
   Class A Common Stock, $.001 par value:  37,800,000 shares               31,903             32,869
     authorized, 4,420,359 and 4,028,000 issued and outstanding at September 30, 2000 and December 31, 1999, respectively

   Warrants                                                                 3,711                 --

   Class B Common Stock, $.001 par value:  7,200,000 shares
     authorized, 7,172,000 issued and outstanding at September
     30, 2000 and December 31, 1999                                         9,957              9,957

   Accumulated deficit                                                    (44,375)           (22,877)
                                                                     ------------       ------------
     Total stockholders' equity                                             1,196             19,949
                                                                     ------------       ------------

     Total liabilities and stockholders' equity                      $     16,647       $     24,053
                                                                     ============       ============


        The accompanying notes are an integral part of these statements.

                               RESOURCEPHOENIX.COM
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                           THREE MONTHS ENDED              NINE MONTHS ENDED
                                                             SEPTEMBER 30,                   SEPTEMBER 30,
                                                     ---------------------------       ---------------------------
                                                        2000             1999             2000             1999
                                                     ----------       ----------       ----------       ----------
Revenue:
   Contract service revenue                          $    2,092       $      953       $    5,124       $    2,694
   Contract service revenue - affiliate                     829              800            2,790            1,713
   Software revenue                                         323              557            1,125            2,064
                                                     ----------       ----------       ----------       ----------

   Total revenue                                          3,244            2,310            9,039            6,471

Operating Expenses:
   Cost of providing services                             3,273            1,423           10,030            3,829
   Cost of providing software revenue                       198              231              811              633
   General and administrative                             2,225            1,470            7,275            2,469
   Research and development                                 259            1,022            2,057            2,373
   Client acquisition costs                               2,578            1,384            8,308            2,473
   Depreciation and amortization                            679              251            1,948              479
   Stock-related compensation                                --           (3,335)              --            1,956
                                                     ----------       ----------       ----------       ----------

   Total operating expenses                               9,212            2,446           30,429           14,212

Loss from operations                                     (5,968)            (136)         (21,390)          (7,741)

Other income (expense)                                     (169)             (27)              21              (11)
                                                     ----------       ----------       ----------       ----------

Net loss before change in accounting principal           (6,137)            (163)         (21,369)          (7,752)
                                                     ----------       ----------       ----------       ----------

   Cumulative effect on prior years                          --               --             (129)              --
                                                     ----------       ----------       ----------       ----------

Net loss                                             $   (6,137)      $     (163)      $  (21,498)      $   (7,752)
                                                     ==========       ==========       ==========       ==========

Basic and diluted net loss per share:
   Net loss before effect of accounting change       $    (0.54)      $    (0.02)      $    (1.89)      $    (1.08)
   Cumulative effect of accounting change                    --               --            (0.01)              --
                                                     ----------       ----------       ----------       ----------

   Net loss                                          $    (0.54)      $    (0.02)      $    (1.90)      $    (1.08)
                                                     ==========       ==========       ==========       ==========

Shares used in computing basic and                       11,456            7,200           11,325            7,200
   diluted net loss per share

Proforma amounts assuming accounting change had been in effect during the three and nine months ended September 30, 1999:

   Net Loss                                          $   (6,137)      $     (163)      $  (21,369)      $   (7,752)
                                                     ----------       ----------       ----------       ----------
   Basic and diluted net loss per share              $    (0.54)      $    (0.02)      $    (1.89)      $    (1.08)
                                                     ----------       ----------       ----------       ----------


        The accompanying notes are an integral part of these statements.

                               RESOURCEPHOENIX.COM
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                       ---------------------------
                                                                          2000             1999
                                                                       ----------       ----------
OPERATING ACTIVITIES
   Net income (loss)                                                   $  (21,498)      $   (7,752)
   Loss on disposal of assets                                                 100               --
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization                                          1,995              480
     Loan fee, discount and prepaid amortization related to                   139               --
     warrants
     Stock compensation expense                                                --            1,956
     Change in operating assets and liabilities:
        Accounts receivable, net                                             (370)            (391)
        Prepaid expenses and other assets                                    (136)            (240)
        Accounts payable and accrued liabilities                            1,539              545
        Deferred revenue                                                    1,806               65
        Other                                                                 411            4,691
                                                                       ----------       ----------
          Net cash used in operating activities                           (16,055)            (646)

INVESTING ACTIVITIES
   Purchase of equipment, furniture and fixtures                           (2,810)          (2,423)
                                                                       ----------       ----------
          Net cash used in investing activities                            (2,810)          (2,423)

FINANCING ACTIVITIES
   Proceeds from capital contributions from stockholder                        --            2,603
   Proceeds from sale of stock                                                771               --
   Offering costs                                                            (316)              --
   Bank credit facility, net                                                  958               --
   Notes payable -- affiliate                                               6,803               --
                                                                       ----------       ----------
          Net cash provided by financing activities                         8,216            2,603
                                                                       ----------       ----------

   Net decrease in cash and cash equivalents                              (10,649)            (466)

   Cash and cash equivalents, beginning of period                          15,780              503
                                                                       ----------       ----------

   Cash and cash equivalents, end of period                            $    5,131       $       37
                                                                       ==========       ==========

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
   Issuance of warrants in connection with affiliate note payable      $    1,924              $--
   Issuance of warrants in connection with bank credit facility               149               --
   Issuance of warrants in connection with equity financing                 2,330               --
   Issuance of warrants in connection with a service provider                 197               --
   Contribution of fixed assets from affiliate                                 --            1,474
   Declaration of dividend                                                     --            1,000

SUPPLEMENTAL DISCLOSURE OF INTEREST PAID IN CASH                              102               --


        The accompanying notes are an integral part of these statements.

                               RESOURCEPHOENIX.COM
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000
                                   (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

        The accompanying condensed consolidated financial statements have been prepared without audit by ReSourcePhoenix.com (the "Company") in accordance with generally accepted accounting principles for interim financial statements and pursuant to the rules of the Securities and Exchange Commission for Form 10-Q. Certain information and footnotes required by generally accepted accounting principles for complete financial statements have been omitted. It is the opinion of management that all adjustments are of a normal and recurring nature. For further information, refer to the audited financial statements and footnotes included in the Company's Annual Report on Form 10-K dated December 31, 1999. Reclassification of certain prior year balances have been made to conform to the September 30, 2000 presentation.

NOTE 2. CHANGE IN ACCOUNTING PRINCIPLE

        In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC SAB 101A and SAB 101B, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin after December 15, 1999 to the fourth quarter of their fiscal year. The Company elected to implement SAB No. 101 the first quarter of 2000, the effect of which is described as follows:


        Effective January 1, 2000, we deferred recognition of implementation fees for our Financial Outsourcing services and for our S.T.A.R. and M.A.R.S. hosting services, and will amortize such fees ratably over a three-year period as client services are performed. Prior to January 1, 2000, implementation fees were recognized when the work was completed on a percentage of completion basis. The cumulative effect of the change in the method of recognizing implementation revenue on prior years' income was a one-time charge of $129,000. Costs related to client implementation are expensed as incurred.

        Set forth below is a comparison of operating results for the nine months ended September 30, 2000:


                                                      Assuming SAB 101
                                                        had not been
                          September 30, 2000     adopted September 30, 2000
                          ------------------     --------------------------
Revenue                       $      9,039             $      9,917
Operating Expenses                  30,429                   30,429
Net Loss from Operations           (21,343)                 (20,512)


NOTE 3. BASIC AND DILUTED NET LOSS PER SHARE

        Shares used in computing basic and diluted net loss per share are based on the weighted average shares outstanding in each period. Basic net loss per share excludes any dilutive effects of stock options and warrants. Diluted net loss per share includes the dilutive effect of the assumed exercise of stock options using the treasury stock method. However, the effect of 2,214,000 outstanding stock options and 3,361,000

                               RESOURCEPHOENIX.COM
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000
                                   (UNAUDITED)

outstanding warrants have been excluded from the calculation of diluted net loss per share as their inclusion would be antidilutive.

NOTE 4. LEGAL PROCEEDINGS

        We are not currently involved in any material legal proceedings. We are, however, party to various legal proceedings and claims from time to time arising in the ordinary course of business. We do not expect that the results from any of these legal proceedings will have a material effect on our financial position or results of operations.

NOTE 5. GOING CONCERN

        We believe that we have sufficient capital to fund operations through December 31, 2000, but will need to raise additional capital to continue operations beyond that point. In late April, we began to implement a number of steps aimed at reducing our operating costs, which, prior to that point, had been predicated on higher anticipated revenue levels. Those steps included, among other things, staff reductions amounting to approximately 15% of our work force and cessation of certain development efforts that reduce expenditures for outside consulting expertise. We recorded a charge of approximately $800,000 in the second quarter of 2000 related to these reductions. Despite these and continuing efforts in the third quarter just ended, we will continue to operate at a significant cash negative level. Absent additional financing, we may not have sufficient resources to continue as a going concern beyond our current fiscal year. We may sell additional debt or equity securities or enter into new credit facilities to meet our cash needs. To that end, we entered into an agreement with Torneaux Ltd. to provide us with equity financing. During the third quarter, we raised $300,000 under this facility. (See Note 6 -- Financing Arrangement with Torneaux Ltd.) Our ability to raise funds through the equity facility with Torneaux is subject to certain conditions at the time of each sale of our Class A common stock. Presently, we are unable to sell our Class A common stock to Torneaux Ltd. because we do not satisfy certain conditions, and we do not expect to be able to satisfy these conditions in the future. Since we are unable to draw down under the equity facility, we may need to raise additional money from other sources in order to continue to fund our operations. Such alternative funding may not be available.

        The factors discussed above create substantial doubt about our ability to continue as a going concern and an uncertainty as to the recoverability and classification of recorded asset amounts and the amounts and classification of liabilities. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern. In connection with filing a registration statement, our independent auditors, Arthur Andersen LLP, reissued their auditors' report on our financial statements for the year ended December 31, 1999. They modified their report to reflect their view that we require additional funding to continue our operations and their view that we may be unable to continue our operations absent receiving additional funding. More specifically, the modified opinion, among other things, recognizes substantial doubt about our ability to continue as a going concern.

                               RESOURCEPHOENIX.COM
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000
                                   (UNAUDITED)

NOTE 6. FINANCING ARRANGEMENT WITH TORNEAUX LTD.

        On June 6, 2000, we entered into a common stock purchase agreement with Torneaux Ltd. Pursuant to the agreement, we may issue and sell, from time to time, up to 7,000,000 shares of our Class A common stock, subject to the satisfaction of certain conditions.

        Beginning on August 25, 2000 and continuing for 14 months thereafter, we may, in our sole discretion sell, or put, shares of our Class A common stock to Torneaux. The 14-month period is divided into pricing periods, each consisting of 20 trading days on the Nasdaq National Market.

From time to time during the 14-month term we may make 12 monthly draw downs, by giving notice and requiring Torneaux to purchase shares of our Class A common stock, for the draw down amount. Torneaux's purchase price may fluctuate based upon the daily volume weighted average price over a 20 day trading period. Prior to each draw down, we will provide Torneaux with a notice that sets forth the number of shares of Class A common stock we will sell, the commencement date of the pricing period, and the threshold price, which is the lowest price per share at which we will issue new shares of Class A common stock. We may issue a draw down notice for up to $1,500,000 if the threshold price is equal to or exceeds $1.00, and an additional $500,000 for every $1.00 increase of the threshold price above $1.00 up to $21.00, for a maximum draw down amount of $11,500,000. If we set the threshold price between $1.00 and $10.00, then the purchase price to be paid by Torneaux is 94% of the daily volume weighted average price over the pricing period. If we set the threshold price between $10.00 and $21.00, then for each $1.50 increase in the threshold price above $10.00, the purchase price to be paid by Torneaux is increased by 0.10%. If the daily volume weighted average price on a given trading day is less than the threshold price set by us, then the amount that we can draw down will be reduced by 1/20 for that pricing period. In addition, if trading in our Class A common stock is suspended for more than three hours in any trading day, then the daily volume weighted average price for that trading day is deemed to be below the threshold price and, consequently, reduces the draw down amount by 1/20. We incurred cash expenses of approximately $516,000 in connection with our sale of shares to Torneaux, and these costs are being amortized based on dollars raised divided by total dollars estimated to be raised from the sale of shares to Torneaux. We completed our first draw down period on September 28, 2000 during which we raised $300,000 in exchange for 158,279 shares of our Class A common stock. We completed our second draw down during which we raised $225,000 in exchange for 207,222 shares in October 2000. Our ability to raise funds through the equity facility with Torneaux is subject to certain conditions at the time of each sale of our Class A common stock. In early October, the price of our Class A common stock fell below $1.00 per share, which prevents us from satisfying the conditions to draw down under the facility. We will not be able to satisfy these conditions in the future given our current stock price and the likely delisting of our Class A common stock from The Nasdaq National Market, discussed below.

        On June 6, 2000, we also issued warrants to Torneaux to purchase up to 1,800,000 shares of our Class A common stock at exercise prices ranging from $2.50 to $7.00 per share. Torneaux may exercise the warrants through June 5, 2003. The first warrant, Warrant A, is immediately exercisable for 125,000 shares of Class A common stock. Thereafter, Warrant A is exercisable in increments of 125,000 shares upon the sale of the 125,000 shares previously issued. 500,000 shares of Class A common stock are issuable to Torneaux at $2.50 per share upon the exercise of Warrant A. Once all of the shares issued upon exercise of Warrant A have been sold, then Warrant B may be exercised in increments of 125,000 shares upon the sale of the 125,000 shares previously issued. 500,000 warrant shares are issuable to Torneaux at $4.00 per share upon the exercise of Warrant B. After the Warrant B shares have been sold, then Torneaux may exercise Warrant C for up to 400,000 warrant shares at $6.00 per share. Warrant C may be exercised in increments of 100,000

                              RESOURCEPHOENIX.COM
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2000
                                  (UNAUDITED)

shares upon the sale of the 100,000 shares previously issued. Upon the sale of all shares issued under Warrant C, then Torneaux may exercise Warrant D for up to 400,000 shares of Class A common stock at $7.00 per share. Warrant D may be exercised in increments of 100,000 shares upon the sale of the 100,000 shares previously issued. The warrants contain provisions that protect Torneaux against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of specified events, such as a merger, stock split, stock dividend, recapitalization, and additional issuances of common stock. The exercise price for the warrant shares is payable in cash.

        In connection with the Torneaux stock purchase agreement, on June 6, 2000, the Company issued a warrant to Peter Benz ("Benz") to purchase up to 75,000 shares of our Class A common stock at an exercise price of $2.81 per share.

        The value of the warrants, determined at date of issuance using the Black-Scholes Model, was $2,226,445 and $103,356 for Torneaux and Benz respectively and are carried in equity. The balances are being amortized as stock offering cost and are charged against Class A common stock based on dollars raised divided by total estimated dollars to be raised from the shares to be sold to Torneaux. The unamortized balance at September 30, 2000 was $868,313 and $40,308 for Torneaux and Benz respectively.

NOTE 7. DEBT FINANCING

        On June 7, 2000, we entered into a line of credit, in the form of a factoring arrangement, for up to $2,000,000 with Pacific Business Funding, a division of Cupertino National Bank. Pursuant to the credit agreement, we may borrow up to 80% against all eligible receivables due within 90 days, and we will pay interest at a rate of 15% per annum on the average daily balance of the amount borrowed, and an administration fee of 1/2% of the face amount of each invoice financed. In addition, we paid a commitment fee of 1% of the commitment amount. The line of credit is secured by our accounts receivable. Eligible receivables are expected to yield actual borrowing capacity under the facility in the $500,000 to $900,000 range over the balance of the calender year. Borrowings are made against specific receivables and then repaid as the receivables are collected by the Company. As such, most borrowings are made and repaid within the same month. The Company had a balance of $0.9 million and $0.2 million outstanding under the facility at September 30, 2000 and October 31, 2000, respectively. In connection with the credit agreement, we issued a warrant to Pacific Business Funding to purchase up to 85,715 shares of our Class A common stock at $1.75 per share, which is the average closing price of our Class A common stock on the Nasdaq National Market, for the five trading days prior to Pacific Business Funding's credit commitment. The value of the warrants, determined at date of issuance using the Black-Scholes Model, was $149,000 and is classified as a loan fee in other current assets on the balance sheet. The balance is being amortized to interest expense over the one-year term of the line of credit. The unamortized balance at September 30, 2000 was $102,000.

        On June 23, 2000, our wholly owned subsidiary, ReSource/Phoenix, Inc. entered into a senior loan and security agreement with Lease Management Associates, Inc., or LMA, an affiliate of Gus Constantin, our Chairman, Chief Executive Officer and majority stockholder, for a loan in the amount of $3,000,000. The full amount of the loan was drawn down by the Company on June 23, 2000. During the term of the loan, we will

                               RESOURCEPHOENIX.COM
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000
                                   (UNAUDITED)

make thirty-six monthly payments of $90,000 and a final payment of $600,000. ReSource/Phoenix, Inc. granted LMA a security interest in specific equipment, machinery, furniture and fixtures. The interest rate on the loan is approximately 15% per annum. We issued a guaranty to LMA in connection with the loan to our wholly owned subsidiary. In addition, we issued a warrant to LMA to purchase up to 150,000 shares of our Class A common stock at $2.07 per share. The value of the warrants, determined at date of issuance using the Black-Scholes Model, was $187,000 and is classified as a discount to the note payable on the balance sheet. The balance is being amortized to interest expense over the three-year term of the note. The unamortized balance at September 30, 2000 was $170,000.

        On August 31, 2000, our wholly owned subsidiary, ReSource/Phoenix, Inc. entered into a senior loan and security agreement with LMA for an additional credit line facility of $7,000,000. $4,000,000 was drawn under the facility at September 30, 2000 leaving $3,000,000 of available credit. Amounts borrowed under the facility earn interest at 12% per annum with the principal due in 60 months. We issued a guaranty to LMA in connection with the loan to our wholly owned subsidiary. In addition, we issued a warrant to LMA to purchase up to 1,050,000 shares of our Class A common stock at $1.92 per share. The value of the warrants, determined at date of issuance using the Black-Scholes Model, was $1,737,000 and is classified as a loan fee on the balance sheet. The balance is being amortized to interest expense over the five-year term of the note. The unamortized balance at September 30, 2000 was $1,716,000.

NOTE 8. WARRANTS ISSUED IN CONNECTION WITH A SERVICE AGREEMENT

        In addition to the warrants issued in connection with equity and debt financing, we issued 200,000 warrants on July 6, 2000 to Continental Capital & Equity Corporation exercisable in increments as follows:


        50,000 warrants at $2.50
        50,000 warrants at $3.50
        50,000 warrants at $4.50
        50,000 warrants at $5.50


        The value of the warrants, determined at date of issuance using the Black-Scholes Model, was $197,000 and is classified as a prepaid expense on the balance sheet. The balance is being amortized to general and administrative expense over the one-year term of the agreement. The agreement requires certain performance standards to be met in January 2001. Until that date, the warrants are revalued at each reporting date to reflect changes in the stock price and bond rate, with the amortization expense adjusted accordingly. The valuation of the warrants at September 30, 2000 is $217,000 with an unamortized balance of $163,000 reflected in the balance sheet.

                ITEM 2 -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our financial statements and the notes appearing elsewhere in this report. The following discussion contains forward-looking statements. Our actual results may differ materially from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include those discussed in "Risk Factors" and elsewhere in this report.

RECENT DEVELOPMENTS

        The Company has received notification from Nasdaq that it no longer meets the minimum net tangible assets requirement for continued listing on The Nasdaq National Market. The company has informed Nasdaq that it does not expect to be able to demonstrate its ability to achieve compliance with the requirements for continued listing on The Nasdaq National Market going forward. As a result, we expect that we will be delisted from The Nasdaq National Market within approximately the next 10 days. The Company does not plan to appeal the delisting on The Nasdaq National Market and is not currently eligible for listing on The Nasdaq SmallCap Market. Nasdaq has informed us that we may be eligible for trading on the OTC Bulletin Board sponsored by Nasdaq, and we will seek to have our Class A common stock traded on the OTC Bulletin Board. However, there is no assurance that existing market makers or any other broker-dealers would continue to make a market in the company's Class A common stock on the OTC Bulletin Board.

OVERVIEW

        ReSourcePhoenix.com provides Financial Outsourcing services consisting of outsourced hosting and application support (ASP) services as well as financial and management reporting, accounting management, transaction processing and record keeping services. We allow our clients to focus on their core businesses by outsourcing the infrastructure and operations of these critical back-office functions.

        Our operating subsidiary, ReSource/Phoenix, Inc., commenced operations on January 1, 1997. Before this time, we operated as part of Phoenix Leasing Incorporated, a commercial lender and sponsor and syndicator of publicly traded limited partnerships. In August 1999, we reorganized into a holding Company structure. As a result, we currently conduct all of our operations through our wholly owned subsidiary ReSource/Phoenix, Inc.

        At the time of our formation, we provided information technology, accounting, finance and transaction processing services to entities affiliated with Phoenix Leasing which had at that time total combined assets of more than $200 million. We currently provide services to two clients affiliated with Phoenix Leasing.

        We introduced our S.T.A.R. and our original Financial Outsourcing, formerly ReFOCOS, services in 1993. Using our S.T.A.R. service, we perform a variety of investor relations functions for sponsors of limited partnerships and real estate investment trusts. Using our original Financial Outsourcing service, we performed a wide variety of accounting, finance, transaction processing and other related services for our clients. Our original Financial Outsourcing and S.T.A.R. services are based on point-to-point client-server technology.

        In March 1999, we began licensing our M.A.R.S. software, which is a customer relationship management application aimed at the mutual fund and variable annuity industries. All of our software clients have entered into annual software maintenance and support contracts. The first of these contracts was renewed in the second quarter of 2000.

        We introduced our Web-enabled Financial Outsourcing service and our hosted M.A.R.S. service in November 1998 and August 1999, respectively. Our Web-enabled Financial Outsourcing service is similar to our original Financial Outsourcing service, except that clients can now access the service using the Internet. We successfully implemented the first hosted M.A.R.S. client during the fourth quarter of 1999. With the hosted M.A.R.S. service offerings, we install and maintain the M.A.R.S. software in our data operations center for our clients.

        Contract service revenue. We derive contract service revenue primarily from monthly fees to provide monthly information technology, accounting, finance and transaction processing for services related to Financial Outsourcing and S.T.A.R. Prior to January 1, 2000, implementation fees were recognized when the work was completed on a percentage of completion basis. As of January 1, 2000, fees for these services are deferred and amortized over the estimated contract service period, which is estimated to be three years. The method of recognizing implementation fees was changed in response to the Security and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." The effect is reported as a change in accounting principle in accordance with Accounting Principles Board Opinion ("APB") No. 20, "Accounting Changes."

        Contract service revenue -- affiliate. We derive contract service revenue from affiliates by providing our S.T.A.R. and Financial Outsourcing service to certain affiliate companies. Prior to August 1, 1999, we charged our affiliates the fully allocated cost to provide such services. Effective August 1, 1999, we increased our fees to affiliates to reflect a market rate. We recognize affiliate revenue in the same manner as our contract service revenue.

        Software revenue. We derive software revenue from software license fees, consulting services, maintenance, hosting and training for our M.A.R.S. software. Maintenance and hosting fees have been reclassified from contract service revenue to software revenue. Software license fee revenue consists principally of up-front license fees earned from the licensing of the M.A.R.S. software and related implementation and installation. Revenue from up-front software license agreements is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2. This revenue is recognized when delivery has occurred, collection is deemed probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement. Historically, we licensed our M.A.R.S. product primarily on a perpetual basis. Consulting services and training revenues are recognized as services are performed and accepted by the customers. Maintenance revenue is recognized ratably over the term of the agreement. In instances where software license agreements include a combination of consulting services, training and maintenance, these separate elements are unbundled from the agreement based on the element's fair value.

        We also provide M.A.R.S. services on a hosted basis, whereby our customers do not take possession of the software, instead, the software resides on the Company's server. We then provide implementation and maintenance services as described in the paragraph above. Revenue from our hosting services (including up-front implementation fees) is recognized ratably over the term of the agreement. This treatment is in accordance with the conclusion reached by the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) on Issue No. 00-3 "Application of AICPA Statement of Position 97-2, Software Revenue Recognition to Arrangements that Include the Right to Use Software Stored on Another Entity's Hardware." That conclusion is that SOP 97-2 only applies to hosting arrangements in which the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with an unrelated third party to host the software. In the case of our hosting arrangements, the software may only be used through access to our data processing facility under our direct supervision and control.

        We expect that in the future software revenue will decline as a percentage of total revenue as we devote greater resources to our other outsourced business services.

        Components of costs and expenses. Cost of providing services includes salaries and benefits for personnel in our data center, Financial Outsourcing and S.T.A.R. operations groups; fees paid to outside service providers, other than implementation service providers; and other miscellaneous operating costs. Cost of providing software revenue includes salaries and benefits for personnel in our M.A.R.S. technical support and installation groups and costs related to consulting, training and updates. General and administrative expenses include salaries and benefits for management personnel, fees paid to outside service providers for corporate-related services, and other overhead expenses. Research and development expenses include salaries and benefits for personnel engaged in M.A.R.S. development, consulting fees paid to outside service providers engaged in M.A.R.S. development, miscellaneous costs associated with M.A.R.S. development, and similar types of expenses engaged in application development efforts related to our Financial Outsourcing service. Client acquisition expense primarily includes salaries, benefits and commissions paid to our sales and marketing and implementation personnel, travel expenses of our sales and marketing and implementation personnel, certain advertising expenses, and fees paid to implementation consultants.

        Stock-related compensation expense. As a result of stock options granted in 1999, we recognized stock-related compensation expense of $5.3 million in the first six months of 1999, $2.9 million of which was recognized in the second quarter of 1999.

        Revenue and operating expense trends. On April 14, 2000, we announced that our revenue growth would be less than previously anticipated due to business conditions and the impact of the adoption of SAB 101. Factors acting to slow future revenue growth from levels previously anticipated include, among other things, an expected reduction in fees from affiliate companies due to reduced operations and the closure of one of the affiliates; delays in the selling cycle, due in part to concerns over the Company's financial viability going forward; planned strategic reductions in client acquisition expenditures; and the adoption of SAB 101, which defers revenue that would otherwise have been reported during the current year. Concerns regarding our financial viability continue to impede the selling process and, as such, will slow our growth.

        In response to anticipated slower sales growth we initiated several steps in late April to reduce our operating cost structure. Those steps included, among other things, staff reductions, primarily in the areas of general and administrative and client acquisition expenses, and reduced spending in certain support and product development areas. Those steps, together with a slower pace of staff additions in the client services areas, did reduce the Company's cash operating requirements late in the second quarter and in the third quarter. Despite these steps, we continue to incur losses and negative cash flow.

        In early October, the price of our Class A common stock fell below $1.00 per share, which prevents us from being able to draw down under the financing arrangement with Torneaux Ltd. We will not be able to satisfy the draw down conditions in the future, and thus we will not be able to raise funds through the Torneaux facility. As a result, we have taken further steps to cut operating costs. These steps included, among other things, additional staff reduction on November 3, 2000 and the decision to close our Alameda operating facility and sales offices. A fourth quarter charge of approximately $1.0 million is expected as a result of these steps. Additional charges may be required as we examine the carrying value of certain assets. The Company is continuing to evaluate possible strategic alternatives including further consolidation in an effort to reach cash breakeven or the sale of the Company. There can be no assurance that the Company will be able to reach cash breakeven operations or find a buyer prior to running out of operating funds.

RECENT DEVELOPMENTS REGARDING DEBT FINANCINGS

        On August 31, 2000, our wholly owned subsidiary, ReSource/Phoenix, Inc., entered into a senior loan and security agreement with LMA for an additional credit line facility of $7,000,000. $4,000,000 was drawn under the facility at September 30, 2000 leaving $3,000,000 of available credit. Amounts borrowed under the facility earn interest at 12% per annum with the principal due in 60 months. We issued a guaranty to LMA in connection with the loan to our wholly owned subsidiary. In addition, we issued a warrant to LMA to purchase up to 1,050,000 shares of our Class A common stock at $1.92 per share.

CONSOLIDATED RESULTS OF OPERATIONS

        The following table sets forth, for the periods indicated, certain items reflected in our consolidated statements of operations expressed as a percentage of revenue and the percentage change in the underlying values from period to period.


                                                  THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                     SEPTEMBER 30,                          SEPTEMBER 30,
                                                 ---------------------                  ---------------------
                                                   2000         1999                      2000         1999
                                                 --------     --------                  --------     --------
                                                   % OF         % OF       PERCENT        % OF         % OF       PERCENT
                                                 REVENUE      REVENUE       CHANGE      REVENUE      REVENUE       CHANGE
                                                 --------     --------     --------     --------     --------     --------
Consolidated Statements of Operations Data:

Revenue:
   Contract service revenue ...................      64.5%        41.3%       119.5%        56.7%        41.6%        90.2%
   Contract service revenue -- affiliate ......      25.5         34.6          3.6         30.9         26.5         62.9
   Software revenue                                  10.0         24.1        (42.0)        12.4         31.9        (45.5)
                                                 --------     --------     --------     --------     --------     --------

        Total Revenue .........................     100.0        100.0         40.4        100.0        100.0         39.7

Operating expenses:
   Cost of providing services .................     100.9         61.7       (130.0)       111.0         59.1       (161.9)
   Cost of providing software revenue .........       6.1         10.0         14.3          9.0          9.8        (28.1)
   General and administrative .................      68.6         63.6        (51.4)        80.5         38.2       (194.7)
   Research and development ...................       8.0         44.2         74.7         22.8         36.7         13.3
   Client acquisition costs ...................      79.5         59.9        (86.3)        91.9         38.2       (235.9)
   Depreciation and amortization ..............      20.9         10.9       (170.5)        21.6          7.4       (306.7)
   Stock-related compensation .................        --       (144.4)       100.0           --         30.2        100.0
                                                 --------     --------     --------     --------     --------     --------

        Total operating expenses ..............     284.0        105.9       (276.6)       336.6        219.6       (114.1)

Loss from operations ..........................    (184.0)        (5.9)    (4,288.2)      (236.6)      (119.6)      (176.3)

        Other income/(expense) ................      (5.2)        (1.2)      (525.9)        (1.2)        (0.2)       290.9
                                                 --------     --------     --------     --------     --------     --------

Net loss before change in accounting
principle .....................................    (189.2)        (7.1)    (4,814.2)        (6.4)      (119.8)      (175.7)
                                                 --------     --------     --------     --------     --------     --------

Cumulative effect on prior years ..............        --           --           --         (1.4)          --       (100.0)

Net loss ......................................    (189.2)%       (7.1)%   (3,665.0)%     (237.8)%     (119.8)%     (177.3)%
                                                 ========     ========     ========     ========     ========     ========


THIRD QUARTER COMPARISON FOR 2000 AND 1999

        Revenue. Total revenue increased 40.4% or $934,000 for the three months ended September 30, 2000 when compared with the same periods in 1999. The increase was a result of growth in our Financial Outsourcing service offering, for both affiliate and non-affiliate clients, partially offset by a decrease in revenue from our software product.

        Contract service revenue. Contract service revenue increased 119.5% or $1.1 million for the quarter ended September 30, 2000 when compared with the same period in 1999. The growth was primarily due to an increase in our Financial Outsourcing business of $1.0 million. The higher revenue from Financial Outsourcing was due to the net addition of 29 new clients between September 30, 1999 and September 30, 2000. Revenue from our S.T.A.R. service was $0.1 million higher compared to the prior year, due primarily from increased activity for existing clients.

        Contract service revenue -- affiliate. Contract service revenue from affiliates increased 3.6% or approximately $30,000 for the three months ended September 30, 2000 compared with the same period in 1999. The increase in contract service revenue from affiliates was due to a change in August 1999 from a fee based on allocated cost to a fee schedule that was reflective of market rates for the services provided, partially offset by a decline in the number of affiliate companies being serviced by the Company.

        Software revenue. Software revenue decreased 42.0% or $0.2 million for the quarter ended September 30, 2000 when compared with the same period in 1999. Revenue in the current period was derived from the sale of additional licenses and services to existing clients, rather than the addition of new clients, and higher maintenance revenue.

        Cost of providing services. Cost of providing services increased 130.0% or $1.9 million for the three months ended September 30, 2000 compared with the same period in 1999. The increase was primarily due to the increase in full time and contract personnel and related expenses to our operations and data center groups since the third quarter of 1999. The increase in personnel was in support of client additions and to prepare for anticipated growth in clients for our Financial Outsourcing product offerings. Increased labor, labor-related benefit, and contract labor expenses accounted for $1.3 million or 68% of the total increase in our cost of providing services for the three months ended September 30, 2000, when compared with the same period in 1999.

        Cost of providing software revenue. Cost of providing software revenue decreased 14.3% or approximately $33,000 for the three months ended September 30, 2000 when compared with the same period in 1999. The decrease was due primarily to cost reductions reflecting the absence of new M.A.R.S. sales.

        General and administrative expenses. General and administrative expenses increased 51.4% or $0.8 million in the third quarter of 2000 compared with the same period in 1999. The increase was primarily due to the hiring of additional management and administrative personnel to support our actual and anticipated growth.

        Research and development expenses. Research and development expenses decreased 74.7% or $0.8 million for the three months ended September 30, 2000 when compared with the same period of fiscal 1999. The decrease primarily reflects the cost reduction efforts begun during the Company's second quarter. The Company capitalized approximately $0.1 million in development expenses during the third quarter just ended related to a new version of the M.A.R.S. software released during the third quarter, and certain application development work related to financial outsourcing products.

        Client acquisition expenses. Client acquisition expenses increased 86.3% or $1.2 million in the quarter ended September 30, 2000 compared with the same period in fiscal 1999. The increase was due largely to incremental salary and benefits expense of $1.0 million associated with hiring additional sales and implementation personnel as well as consultants utilized to augment internal implementation staff. Increased sales support costs, including the opening of regional sales offices, together with higher advertising and promotional expenses also contributed to higher costs in third quarter 2000 compared to the same period in 1999.

NINE MONTH COMPARISON FOR YEARS 2000 AND 1999

        Revenue. Total revenue increased 39.7% or $2.6 million for the nine months ended September 30, 2000 when compared with the same period in 1999. The increase was primarily due to growth in our Financial Outsourcing service for both affiliate and non-affiliate clients offset by a decrease in revenues from our software product.

        Contract service revenue. Contract service revenue increased 90.2% or $2.4 million for the nine months ended September 30, 2000 when compared with the same period of fiscal 1999. Revenue from our Financial Outsourcing service contributed $2.1 million of the increase with the balance coming from growth in our S.T.A.R. offering. The higher revenue from Financial Outsourcing was due primarily to client additions and, to a lesser extent, increased fees from existing clients.

        Contract service revenue -- affiliate. Contract service revenue from affiliates increased 62.9% or $1.0 million for the nine months ended September 30, 2000 compared with the same period in 1999. The increase in contract service revenue from affiliates was primarily due to a change in August 1999 from a fee based on allocated cost to a fee schedule that was reflective of market rates for the services provided.

        Software revenue. Software revenue decreased 45.5% or $0.9 million for the nine months ended September 30, 2000 when compared with the same period in 1999. The decrease was primarily due to the installation and acceptance in September 1999 for some clients who had been in beta testing of our current M.A.R.S. product released in March 1999. Revenue for the first nine months of 2000 was primarily related to the sale of additional licenses to existing clients, rather than the addition of new clients, and higher maintenance revenue.

        Cost of providing services. Cost of providing services increased 161.9% or $6.2 million in the nine months ended September 30, 2000 when compared with the same period in 1999. The increase was primarily due to the increase in full time and contract personnel and related expenses to our operations and data center groups since the third quarter of 1999. Increased labor, labor-related benefit and contract labor expenses accounted for $4.5 million or 73% of the increase in our cost of providing services compared with the same period in 1999. Expenses for general office expenses, travel and software maintenance costs contributed most of the balance of the increase in cost over the prior year.

        Cost of providing software revenue. Cost of providing software revenue increased 28.1% or $0.2 million for the nine months ended September 30, 2000 when compared with the same period in 1999. The increase was due to the increase in M.A.R.S. clients from 9 as of September 30, 1999 to 10 at the end of the third quarter of fiscal 2000 and to increased maintenance costs related to the client base.

        General and administrative expenses. General and administrative expenses increased 194.7% or $4.8 million for the nine months ended September 2000 compared with the same period in 1999. The increase was primarily due to the hiring of additional management and administrative personnel to support our anticipated growth. Included in the increase in expenses is a one time charge of approximately $800,000 associated with the cost reduction program initiated during the second quarter. Excluding those charges, the increase in general and administrative expenses was $4.0 million for the nine months ended September 30, 2000 compared with the same period in fiscal 1999.

        Research and development expenses. Research and development expenses decreased 13.3% or $0.3 million for the nine months ended September 30, 2000 when compared with the same period of fiscal 1999. The decrease reflects slightly higher salary, related benefits and contract service costs for individuals hired to develop enhancements and new features to our M.A.R.S. software product and conduct application development work for our Financial Outsourcing services, offset by approximately $0.3 million of capitalized costs. There were no capitalized development costs in 1999.

        Client acquisition expenses. Client acquisition expenses increased 235.9% or $5.8 million for the nine months ended September 30, 2000 compared with the same period in fiscal 1999. The increase was due largely to incremental salary and benefits expense of $4.1 million resulting from hiring additional sales and implementation personnel as well as consultants utilized to augment internal implementation staff. Other sales support costs, including higher advertising and promotional expenses, together with the opening of regional sales offices, also contributed to the higher costs incurred in 2000 compared to the same period in 1999.

        Stock-related compensation expense. As a result of stock options granted in 1999, we recognized stock-related compensation credit of $3.3 million and an expense of $2.0 million in the three and nine months ended September 30, 1999. We had no stock-related compensation expense in the first nine months of 2000.

        Cumulative effect on prior years for a change in accounting principle. As of January 1, 2000, the method of recognizing implementation fees for our Financial Outsourcing and for M.A.R.S. hosted clients was changed from a percentage of completion basis to recognition ratably over the estimated contract life. We adopted a three-year period for such amortization, in response to the Security and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." In accordance with Accounting Principles Board Opinion ("APB") No. 20, "Accounting Changes," the effect of changing to a new method of accounting effective at the beginning of our fiscal year, January 1, 2000, is to report the cumulative effect on prior year income as of January 1, 2000 which resulted in an increase in net loss of $129,000.

LIQUIDITY AND CAPITAL RESOURCES

        Since inception, we have financed our operations primarily through equity contributions and loans from the Gus and Mary Jane Constantin 1978 Living Trust, our sole stockholder prior to our initial public offering, and from the net proceeds of our initial public offering, which closed in October 1999.

        We believe that we have sufficient capital to continue our operations through December 31, 2000. At September 30, 2000, we had approximately $5.1 million of cash and cash equivalents. Net cash used in operating activities in the first nine months of 2000 and 1999 was $16.4 million and $0.6 million, respectively. The increase in cash used in operating activities in 2000 compared to 1999 was primarily the result of higher net losses.

        Net cash used in investing activities in first nine months of 2000 and 1999 was $2.8 million and $2.4 million, respectively. The net cash used in investing activities resulted primarily from capital expenditures for data processing equipment, software, leasehold improvements and furniture and fixtures.

        Net cash provided by financing activities in the first nine months of 2000 and 1999 was $8.5 million and $2.6 million, respectively. Net cash provided by financing activities in 2000 resulted from proceeds from borrowings under the Company's credit arrangements, $7.8 million; and the purchase of shares under the stock purchase agreement with Torneaux Ltd., $0.3 million (less amortized offering costs of $0.3 million) and certain employee benefit plans, $0.4 million. Net cash provided by financing activities in 1999 was due to capital contributions from our then sole stockholder. On June 7, 2000, we entered into a line of credit, in the form of a factoring arrangement, for up to $2,000,000 with Pacific Business Funding, a division of Cupertino National Bank. Pursuant to the credit agreement, we may borrow up to 80% against all eligible receivables due within 90 days, and we will pay interest at a rate of 15% per annum on the average daily balance of the amount borrowed, and an administration fee of 1/2% of the face amount of each invoice financed. In addition, we paid a commitment fee of 1% of the commitment amount. The line of credit is secured by our accounts receivable. Eligible receivables are expected to yield actual borrowing capacity under the facility in the $500,000 to $900,000 range over the balance of the calendar year. Borrowings are made against specific receivables and then repaid as the receivables are collected by the Company. As such, most borrowings are made and repaid within the same month. The Company had a balance of $0.9 million and $0.2 million outstanding under the facility at September 30, 2000 and October 31, 2000, respectively. In connection with the credit agreement, we issued a warrant to Pacific Business Funding to purchase up to 85,715 shares of our Class A common stock at $1.75 per share, which is the average closing price of our Class A common stock on the Nasdaq National Market, for the five trading days prior to Pacific Business Funding's credit commitment.

        On June 23, 2000, our wholly owned subsidiary, ReSource/Phoenix, Inc. entered into a senior loan and security agreement with Lease Management Associates, Inc., or LMA, an affiliate of Gus Constantin, our Chairman, Chief Executive Officer and majority stockholder, for a loan in the amount of $3,000,000. The full amount of the loan was drawn down by the Company on June 23, 2000. During the term of the loan, we will make thirty-six monthly payments of $90,000 and a final payment of $600,000. ReSource/Phoenix, Inc. granted LMA a security interest in specific equipment, machinery, furniture and fixtures. The interest rate on the loan is approximately 15% per annum. We issued a guaranty to LMA in connection with the loan to our wholly owned subsidiary. In addition, we issued a warrant to LMA to purchase up to 150,000 shares of our Class A common stock at $2.07 per share.

        On August 31, 2000, our wholly owned subsidiary, ReSource/Phoenix, Inc. entered into a senior loan and security agreement with LMA for an additional credit line facility of $7,000,000. $4,000,000 was drawn under the facility at September 30, 2000 leaving $3,000,000 of available credit. Amounts borrowed under the facility earn interest at 12% per annum with the principal due in 60 months. We issued a guaranty to LMA in connection with the loan to our wholly owned subsidiary. In addition, we issued a warrant to LMA to purchase up to 1,050,000 shares of our Class A common stock at $1.92 per share.

        In early October, the price of the Company's Class A common stock fell below $1.00 per share. This makes it unlikely the Company will realize significant equity financing from the agreement with Torneaux. As a result, the Company has taken further steps to cut operating costs. Those steps included, among other things, additional staff reduction on November 3, 2000 and the decision to close its Alameda operating facility and sales offices. A fourth quarter charge of approximately $1.0 million is expected as a result of these steps. Additional charges may be required as the Company examines the carrying value of certain assets. The Company is continuing to evaluate possible strategic alternatives including further consolidation in an effort to reach cash breakeven or the sale of the Company. There can be no assurance that the Company will be able to reach cash breakeven operations or find a buyer prior to running out of operating funds.

        The Company has received notification from Nasdaq that it no longer meets the minimum net tangible assets requirement for continued listing on The Nasdaq National Market. The Company has informed Nasdaq that it does not expect to be able to demonstrate its ability to achieve compliance with the requirements for continued listing on The Nasdaq National Market going forward. As a result, we expect that we will be delisted from The Nasdaq National Market within approximately the next 10 days. The Company does not plan to appeal the delisting on The Nasdaq National Market and is not currently eligible for listing on The Nasdaq SmallCap Market. Nasdaq has informed us that we may be eligible for trading on the OTC Bulletin Board sponsored by Nasdaq, and we will seek to have our Class A common stock traded on the OTC Bulletin Board. However, there is no assurance that existing market makers or any other broker-dealers would continue to make a market in the company's Class A common stock on the OTC Bulletin Board.

RECENT ACCOUNTING PRONOUNCEMENTS

        In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC delayed the implementation date of SAB 101 for registrants with fiscal years that begin after December 15, 1999 to the fourth quarter of their fiscal year. We elected to implement SAB No. 101 the first quarter of 2000, the effect of which is described as follows:

        Effective January 1, 2000, we deferred recognition of implementation fees for our Financial Outsourcing, S.T.A.R. and M.A.R.S. hosting services and will amortize such fees ratably over a three-year period as client services are performed. Prior to January 1, 2000, implementation fees were recognized when the work was completed on a percentage of completion basis. The cumulative effect of the change in the method of recognizing implementation revenue on prior years' income was a one-time charge of $129,000 and a reduction in revenue from $6.8 million to $5.8 million in the first six months of fiscal 2000. Costs related to client implementation activities are expensed as incurred.

        In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. We are required to adopt this statement in fiscal 2001. Because we do not currently use any derivative instruments, we do not anticipate that the adoption of the new statement will have a significant effect on our business or operating results.

        In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 and SOP 98-4 extending the deferral of the application of certain provisions of SOP 97-2 as amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. We have adopted SOP 98-9 and it did not have a material effect on our operating results or financial position.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We do not hold derivative financial instruments, derivative commodity investments or other financial investments or engage in foreign currency hedging or other transactions that expose us to material market risk.

FORWARD LOOKING STATEMENTS

        This report contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expect," "anticipate," "intend" and "plan." Our actual results may differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this report.

RISK FACTORS

WE DO NOT SATISFY THE CONDITIONS TO DRAW DOWN UNDER OUR FINANCING ARRANGEMENT WITH TORNEAUX LTD., AND WE MAY NOT BE ABLE TO CONTINUE OPERATING OUR BUSINESS IF WE DO NOT OBTAIN ALTERNATIVE FUNDING.

        Our business has not generated sufficient cash flow to fund our operations without requiring external sources of capital, and we expect to continue to have significant net cash outflow. As of September 30, 2000, we had working capital of $(1.0) million. On June 6, 2000, we entered into the common stock purchase agreement with Torneaux Ltd. Our ability to raise funds through the agreement is subject to the satisfaction of certain conditions at the time of each sale of Class A common stock to Torneaux. Presently, we are unable to sell our Class A common stock to Torneaux Ltd. because we do not satisfy certain conditions, and we will not be able to satisfy these conditions in the future since the price of our Class A common stock is less than $1.00 per share and our Class A common stock is expected to be delisted from The Nasdaq National Market. We have been unable to secure additional funding, and such alternative funding may not be available, on favorable terms, if at all. If we do not have sufficient cash to continue operating our business, our shareholders could lose substantially all, if not all, of their investment in our Company.

WE MAY HAVE DIFFICULTY RAISING MONEY WE NEED FOR OUR OPERATIONS IN THE FUTURE.

        We will likely need to raise additional funds to continue our operations, and we have been unable to secure such funding. Outside sources may not provide us with money when we need it. If we cannot obtain money when we need it, we may need to further reduce our operations. In addition, even if we are able to find outside sources that will provide us with money when we need it, in order to raise this money we may be required to issue securities with better rights than the rights of our Class A common stock or we may be required to take other actions which lessen the value of our current Class A common stock, including borrowing money on terms that are not favorable to us.

OUR CLASS A COMMON STOCK WILL LIKELY BE DELISTED FROM THE NASDAQ NATIONAL
MARKET.

        The Company has received notification from Nasdaq that it no longer meets the minimum net tangible assets requirement for continued listing on The Nasdaq National Market. The Company has informed Nasdaq that it does not expect to be able to demonstrate its ability to achieve compliance with the requirements for continued listing on The Nasdaq National Market going forward. As a result, we expect that we will be delisted from The Nasdaq National Market within approximately the next 10 days. The Company does not plan to appeal the delisting on The Nasdaq National Market and is not currently eligible for listing on The Nasdaq SmallCap Market. Nasdaq has informed us that we may be eligible for trading on the OTC Bulletin Board sponsored by Nasdaq, and we will seek to have our Class A common stock traded on the OTC Bulletin Board. However, there is no assurance that existing market makers or any other broker-dealers would continue to make a market in the company's Class A common stock on the OTC Bulletin Board. Among other things, our company could receive less media coverage and have fewer security analysts. The liquidity of our Class A common stock will likely be significantly impaired and the price of our Class A common stock may be significantly adversely effected.

        If our Class A common stock is delisted as we expect, then trading in our Class A common stock will be subject to rules under the Securities Exchange Act of 1934 that require additional disclosure by broker-dealers in connection with any trades involving a stock defined as "penny stock." In general, a penny stock is an equity security that is not listed on a national exchange and has a market price of less than $5.00 per share, subject to some exceptions. Prior to any transaction in a penny stock, the rules require the delivery of a disclosure schedule explaining the penny stock market and associated risks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock. In addition, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. This information must be provided to the customer orally or in writing prior to the transaction and in writing before or with the customer's confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by these requirements may discourage them from effecting transactions in our Class A common stock, which could severely limit the liquidity of our Class A common stock and the ability of purchasers in this offering to sell our Class A common stock in the secondary market.

IF OUR CORPORATE RESTRUCTURING IS UNSUCCESSFUL, WE WILL CONTINUE TO INCUR LOSSES AND EXPERIENCE NEGATIVE CASH FLOW.

        On October 25, 2000, we announced a corporate restructuring that involves an initial workforce reduction of approximately 22 employees, or approximately 10%, directed at establishing a more streamlined organization. In connection with the restructuring, we plan to consolidate operations into our San Rafael headquarters, closing our Alameda, California office. We plan to offer to support our new and existing customers at the level they choose to be supported. The goal of the restructuring is to align expenses more closely with current revenues. Factors that could impact our ability to achieve breakeven or profitability include, but are not limited to, the timely and efficient implementation of the restructuring, the actual effect of the restructuring on the company's expenses, the company's capital needs, fluctuations in the company's revenue and expenses, the company's ability to retain and support its customers and the company's ability to retain the continued services of employees otherwise unaffected by the restructuring. If our corporate restructuring does not result in cash breakeven, then we will need to raise additional funds and such funding may not be available.

        In additional, if our corporate restructuring is unsuccessful, we will continue to incur losses and experience negative cash flow. We reported net loss from operations of $44.6 million for the period from January 1, 1997, the date on which we began operations as a separate Company, through September 30, 2000, and reported net cash used in operating and investing activities of $39.1 million for the same period. Further developing our business and expanding our network may require significant capital. We may not be able to obtain additional capital on terms favorable to us or at all.

        Our ability to achieve and maintain profitability is highly dependent upon the successful commercialization of our Financial Outsourcing services and the success of our restructuring. We may not ever be able to successfully commercialize our products or achieve profitability.

MODIFICATIONS OF THE REPORT OF OUR INDEPENDENT PUBLIC ACCOUNTANTS REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN MAY SIGNIFICANTLY IMPAIR OUR ABILITY TO SELL OUR PRODUCTS AND SERVICES.

        Our independent auditors, Arthur Andersen LLP, reissued their auditors' report on our financial statements for the year ended December 31, 1999. They modified their report to reflect their view that we require additional funding to continue our operations and their view that we may be unable to continue our operations absent receiving additional funding. More specifically, the modified report, among other things, raises substantial doubt about our ability to continue as a going concern. We believe that growing concern among our existing and potential customers regarding our continued financial viability has been a significant factor causing demand for our products to grow more slowly than we previously anticipated. The modified report from Arthur Andersen may reinforce our existing and potential customers' concern.

        We cannot assure you that the conditions that raise substantial doubt about our ability to continue as a going concern will not persist. As a result, we cannot assure you that Arthur Andersen's report on our future financial statements will not include a similar modification. This situation perpetuates concerns about our ability to fulfill our contractual obligations, as well as adversely affects our relationships with third parties and impairs our ability to complete future financings. Each of the foregoing could significantly damage our business.

OUR STOCK PRICE COULD FLUCTUATE DRAMATICALLY BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS. THIS COULD RESULT IN SUBSTANTIAL LOSSES TO INVESTORS.

        Period-to-period comparisons of our operating results may not be a good indication of our future performance. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts or investors. In that event, our stock price would likely fall significantly. For example, on April 14, 2000, we announced that we expected our revenue to grow more slowly than previously expected. We also announced on that date that we would adopt a recently introduced accounting policy, the effect of which would be, among other things, to reduce our reported revenue for 2000. Following these announcements, the trading price of our Class A common stock immediately fell dramatically. The price of our Class A common stock has continued to fall, and the closing price of our Class A common stock was $0.25 on November 7, 2000. Any significant decrease in the trading price of a Company's stock can prompt shareholders and securities class action attorneys to file lawsuits against the Company and those who control the Company, regardless of the merits of such lawsuits. Any such lawsuits, regardless of the outcome, can significantly distract management, cause the Company to incur significant defense costs and impair the Company's reputation, all of which could materially and adversely affect the Company's stock price.

        As a result of the evolving nature of the markets in which we compete, we may have difficulty accurately forecasting our revenue in any given period. In addition to the factors discussed elsewhere in this section, a number of factors may cause our revenue to fall short of our expectations or cause our operating results to fluctuate, including:

        - the announcement or introduction of new or enhanced products or services by our competitors;

        -       pricing changes by us or our competitors;

        - the timing and frequency of new client engagements or cancellations; and

        -       sales cycle fluctuations.

        We must implement our services for any new clients in a timely and cost-effective manner. To the extent that we are unable to staff client implementations using internal staff, we will need to delay our client implementations or hire outside software and systems integration consultants, whose services generally are much more costly. If we delay implementation for any client, we may not meet the expectations of that client, which could damage our relationship with that client. A delay in implementation would also postpone our recognition of revenues from that client, perhaps into a subsequent financial reporting period, which could cause us not to meet analyst or investor expectations for that period. If we hire outside software and systems integration consultants, our operating expenses will increase and our operating results will be harmed.

        Stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our Class A common stock. The market prices of the securities of Internet-related and technology-related companies have been especially volatile. The closing price of our Class A common stock, for example, has fluctuated between $0.23 and $25.37 since our initial public offering in October 1999 through November 10, 2000. In addition, if our performance in a given quarter or our expected future performance falls below the expectations of securities analysts or investors, the price of our Class A common stock will likely fall significantly, as it did in April 2000.

OUR SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF INTERNET-BASED SOFTWARE APPLICATIONS AND BUSINESS PROCESS OUTSOURCING SOLUTIONS. WE CANNOT BE SURE THAT THESE SOLUTIONS WILL GAIN MARKET ACCEPTANCE.

        Our business model depends on the adoption of Internet-based software applications and business process outsourcing solutions by commercial users. Our business would suffer dramatically if these solutions are not accepted or not perceived to be effective. The market for Internet services, virtual private networks and widely distributed Internet-enabled packaged application software has only recently begun to develop. The growth of Internet-based business process outsourcing solutions could also be limited by:

        -       concerns over transaction security and user privacy;

        -       inadequate network infrastructure for the entire Internet; and

        -       inconsistent performance of the Internet.

        In addition, growth in, demand for and acceptance of Internet-based software applications and business process outsourcing solutions, including our Financial Outsourcing service, by early stage and middle market companies is highly uncertain. It is possible that our outsourced business information solutions may never achieve broad market acceptance. If the market for our services does not grow significantly or continues to grow less rapidly than we currently anticipate, our business, financial condition and operating results would be seriously harmed.

OUR FINANCIAL OUTSOURCING SERVICE IS TARGETED AT EARLY STAGE AND MIDDLE MARKET COMPANIES, WHICH MAY BE MORE LIKELY TO BE ACQUIRED OR TO CEASE OPERATIONS THAN OTHER COMPANIES. AS A RESULT, OUR CLIENT BASE MAY BE MORE VOLATILE THAN THE CLIENT BASES OF COMPANIES WHOSE CLIENT BASES CONSIST OF MORE ESTABLISHED COMPANIES.

        Our Financial Outsourcing service is targeted at early stage and middle market companies, which may be more likely to be acquired or to cease operations than other companies. As a result, our client base may be more volatile than the client bases of companies whose client bases consist of more established companies. From our inception through the end of 1999, we lost five unaffiliated clients, for many reasons including acquisition and the client's financial instability. In the nine months ended September 30, 2000, we lost six clients. If we experience greater than expected client turnover, either because our clients are acquired, cease operations or for any other reason, our business, financial condition and operating results could be seriously harmed.

OUR CONTINUED OPERATIONS AND GROWTH WILL BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

        We must continue to retain and attract qualified information technology, accounting, finance and transaction processing professionals in order to perform services for our existing and future clients. Our current financial condition has made retaining our employees more difficult. The personnel capable of filling these positions are in great demand and recruiting and training them requires substantial resources. We may not be able to retain or hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We cannot assure you that we will succeed in retaining and attracting the personnel we need to continue our operations and grow our business.

OUR CURRENT AND HISTORICAL FINANCIAL INFORMATION MAY NOT BE COMPARABLE TO OUR FUTURE FINANCIAL RESULTS.

        Our historical revenues were derived primarily from services that we do not expect to be the focus of our business in the future. We introduced our S.T.A.R. services and our original Financial Outsourcing service in 1993. Our Web-enabled Financial Outsourcing service and our hosted M.A.R.S. service were introduced in November 1998 and August 1999, respectively. For the years 1998, 1999 and the nine months ended September 30, 2000, we derived approximately 67%, 50% and 19%, respectively, of total revenue from our S.T.A.R. services. For the years 1998, 1999 and the nine months ended September 30, 2000, we derived approximately 1%, 25% and 12%, respectively, of total revenue from the sale of software, including license fees and related services. Because our historical revenues were derived from a different type of service than the services that we plan to emphasize in the future, our historical financial results may not be comparable to our future financial results. In addition, our M.A.R.S. and S.T.A.R. services are marketed to specialized financial services clients. Our Financial Outsourcing services are marketed to a broader, less specialized market than either of our M.A.R.S. or S.T.A.R. services. We may be unsuccessful in our efforts to market to this target market.

        Our strategy does not contemplate M.A.R.S. as one of our core offerings. As a result, we expect that software license fees will decline as a percentage of revenues as we devote greater resources to our other outsourced financial and management reporting services.

OUR OPERATING RESULTS DEPEND ON OUR RELATIONSHIPS WITH A LIMITED NUMBER OF CLIENTS. AS A RESULT, THE LOSS OF A SINGLE CLIENT MAY SERIOUSLY HARM OUR OPERATING RESULTS.

        Our results of operations and our business depend on our relationships with a limited number of large clients. As a result, the loss of a single client may seriously harm our operating results. Set forth below is the percentage of revenues during the nine months ended September 30, 2000 and the years ended December 31, 1999 and 1998 for each of our clients that accounted for more than 10% of our revenues and for our ten largest clients combined:


                                          NINE MONTHS ENDED
                                           SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                          ----------------  -----------------------
                                                2000          1999          1998
                                          ----------------  ---------   -----------
Phoenix Leasing (an affiliate)                   26%           24%           41%
GE Capital Aviation Services/PIMC                 7%            9%           20%
John Hancock Advisors                             2%           16%           --
Total of ten largest clients combined:           64%           77%           86%


        We cannot assure you that we will be able to maintain our current level of revenues derived from any of our clients or markets in the future. The termination of our business relationships with any of our significant clients or a material reduction in the use of our services by any of our significant clients could seriously harm our business and operating results. The company's continuing liquidity issues and current restructuring efforts could cause clients to seek other service providers.

WE RELY ON THIRD PARTIES TO SUPPLY US WITH THE SOFTWARE, HARDWARE AND SERVICES NECESSARY TO PROVIDE OUR SERVICES. THE LOSS OF ANY OF THIS THIRD PARTY SOFTWARE, HARDWARE OR SERVICES MAY BE DIFFICULT TO REPLACE AND MAY HARM OUR OPERATING RESULTS.

        A substantial portion of the software that is integrated into our services is licensed from third parties, including Oracle Corporation, BroadVision, Inc. and Vitria Technology, Inc. If we were to lose the right to use the software that we have licensed from Oracle, BroadVision, Vitria or other third parties, our operations would be seriously harmed. Our agreements with our software vendors are non-exclusive. Our vendors may choose to compete with us directly. Oracle, for example, is now offering a Web-enabled version of its enterprise resource planning software that it markets directly to middle market businesses. Our vendors may also enter into strategic relationships with our competitors. These relationships may take the form of strategic investments, or marketing or other contractual arrangements. Our competitors may also license and utilize the same technology in competition with us. We cannot assure you that the vendors of technology used in our products will continue to support this technology in its current form. We also cannot assure you that we will be able to adapt our own offerings to changes in this technology. In addition, we cannot assure you that the financial or other difficulties of our vendors will not adversely affect the technologies incorporated into our services, or that if these technologies become unavailable we will be able to find suitable alternatives.

        In addition, we depend on third parties, such as Cisco Systems, Inc. and Sun Microsystems, Inc., to supply servers, routers, firewalls, encryption technology and other key components of our telecommunications and network infrastructure. If any of our vendors fail to provide needed products or services in a timely fashion or at an acceptable cost, our business, financial condition and operating results could be seriously harmed. A disruption in telecommunications capacity could prevent us from maintaining our standard of service. Some of the key components of our system and network are available only from sole or limited sources in the quantities and quality we demand.

     We also depend on the services of software and systems integration firms to help us establish service with new clients. If the services of these firms became unavailable for any reason, our services to new and existing clients could be delayed. In addition, we could be forced to pay higher rates for the services of these or substitute firms. If either of these events were to occur, our business, financial condition and operating results could be seriously harmed. The company's continuing liquidity issues have caused the company to pay certain vendors more slowly than it ordinarily would. If this condition continues indefinitely, key vendors could elect to withhold services to the company.

OUR BUSINESS AND REPUTATION MAY BE HARMED IF WE MAKE MISTAKES IN PERFORMING OUR SERVICES.

        Our business is subject to various risks resulting from errors and omissions in performing services for our clients. We perform accounting, finance, transaction processing, tax reporting, transfer agency and other services for our clients. We process data received from our clients that is critical to our clients' businesses and operations. We may make mistakes in performing our services, which may result in claims being made against us. If we do make mistakes, we cannot assure you that our financial reserves or insurance will be adequate to cover any claims made against us. In addition, our business reputation will be seriously harmed if we make any mistakes, which could adversely affect our relationships with our existing clients and our ability to attract new clients.

OUR SOFTWARE PRODUCTS AND THE SOFTWARE THAT WE HAVE INTEGRATED INTO OUR SERVICES MAY HAVE UNKNOWN DEFECTS THAT COULD HARM OUR REPUTATION OR DECREASE MARKET ACCEPTANCE OF OUR SERVICES.

        We derived approximately 12.4% of our revenues from licensing our M.A.R.S. software product during the nine months ended September 30, 2000. Our clients rely on this software to perform critical business functions such as sales and expense tracking and fulfillment/inventory tracking. Because our clients depend on our M.A.R.S. software for their critical systems and business functions, any interruptions caused by unknown defects in our software could damage our reputation, cause our clients to initiate product liability suits against us, divert our research and development resources, cause us to lose revenue or delay market acceptance of any outsourced business service that is based on this software. Any of these things could harm our business. Our software may contain errors or defects, particularly when new versions or enhancements are released. We may not discover software defects that affect our current software or enhancements until after they are sold. Although we have not experienced any material software defects to date, any defects could cause our clients to experience severe system failures.

        The software applications that we license from Oracle, BroadVision, Vitria and other third parties and integrate into our service offerings may contain defects when introduced or when new versions or enhancements are released. We cannot assure you that software defects will not be discovered in the future. If our services incorporate software that has defects and these defects adversely affect our service offerings, our business, reputation and operating results may be harmed.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE MUCH GREATER RESOURCES.

        Our current and potential competitors include applications service providers, systems integrators, and software and hardware vendors. Our competitors, who may operate in one or more of these areas, include companies such as Andersen Consulting, Corio, Inc., DIGEX, Inc., Exodus Communications, Inc., Navisite, Inc., PricewaterhouseCoopers LLP, and USInternetworking, Inc. Some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to rapidly gain market share by addressing the needs of our prospective clients. These relationships may take the form of strategic investments or marketing or other contractual arrangements.

        Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

        - more quickly develop and expand their network infrastructures and service offerings;

        - better adapt to new or emerging technologies and changing customer needs;

        - negotiate more favorable licensing agreements with software application vendors;

        - more successfully recruit qualified information technology, accounting, finance and transaction processing professionals;

        - negotiate more favorable services agreements with software and systems integrators;

        - devote greater resources to the marketing and sale of their services; and

        -       adopt more aggressive pricing policies.

        Some of our competitors may also be able to provide customers with additional benefits at lower overall costs. We cannot be sure that we will be able to match cost reductions by our competitors. In addition, we believe that there is likely to be consolidation in our markets, which could increase price and other competition in ways that could seriously harm our business, financial condition and operating results. Finally, there are few substantial barriers to entry, and we have no patented technology that would bar competitors from our market.

WE RELY ON RAPIDLY CHANGING TECHNOLOGY AND MUST ANTICIPATE NEW TECHNOLOGIES.

        The technologies in which we have invested are rapidly evolving. As a result, we must anticipate and rapidly adapt to changes in technology to keep pace with the latest technological advances that are likely to affect our business and competitive position. For example, we recently adapted our Financial Outsourcing service, which formerly used a client-server communications architecture, to use an Internet communications architecture. Our future success will depend on our ability to deploy advanced technologies and respond to technological advances in a timely and cost effective manner. Even if we are able to deploy new technologies in a timely manner, we are likely to incur substantial cost in doing so. If we are unable to develop or successfully introduce new technology on an as needed basis or if we are unable to do so in a cost effective manner, our business, financial condition and operating results would be seriously harmed.

WE RECENTLY BEGAN TO EXPAND VERY RAPIDLY AND MANAGING OUR GROWTH MAY BE
DIFFICULT.

        In mid-1999, we began to aggressively expand our operations. Although we terminated a number of employees and closed several offices beginning in April 2000 and we terminated additional employees and closed seven offices in November 2000, to the extent that our business grows both geographically and in terms of the number of products and services we offer, we must:

        -       expand, train and manage our employee base effectively;

        - enlarge our network and infrastructure to accommodate new clients;

        - expand our infrastructure and systems to accommodate the growth of our existing clients; and

        - improve our management, financial and information systems and controls.

        We must retain and recruit qualified information technology personnel, for which there is high demand and short supply. In addition, we must retain and recruit qualified accounting, finance and transaction processing personnel, which are also in high demand. During the second half of 1999, we opened eight new offices outside northern California. In April 2000, we closed five offices, including one office in California. We have little experience operating a multi-office business. In November 2000, we announced that we plan to consolidate our Alameda operations into our San Rafael headquarters.

        There will be additional demands on our operations group and sales, marketing and administrative resources if we increase our service offerings and expand our target markets. The strains imposed by these demands are magnified by the early stage nature of our operations. If we cannot manage our growth effectively, our business, financial condition or operating results could be seriously harmed.

WE DEPEND ON A LIMITED NUMBER OF KEY EXECUTIVES WHO WOULD BE DIFFICULT TO
REPLACE.

        Our success depends in significant part on the continued services of our senior management personnel. Our current financial condition has made retaining employees, including senior management, more difficult. On October 27, 2000, David Brunton, our Senior Vice President, Operations, resigned. Losing our key executives could seriously harm our business, financial condition and operating results. We cannot assure you that we will be able to retain our key executives or that we would be able to replace any of our key executives if we were to lose their services for any reason. If we had to replace any of our key executives, we would not be able to replace the significant amount of knowledge that many of our key executives have about us.

IF WE DO NOT EFFECTIVELY ADDRESS OUR MARKET, WE MAY NEVER REALIZE A RETURN ON THE INVESTMENTS WE HAVE MADE TO EXECUTE OUR STRATEGY.

        We have made substantial investments to pursue our strategy. These investments include:


        - developing relationships with particular software providers, including Oracle, BroadVision and Vitria;

        - investing to develop unique product features, including invoice reporting and imaging functions; and

        - developing implementation resources around specific applications.

        These investments may not be successful. More cost-effective strategies may be available to compete in this market. We may have chosen to focus on the wrong application areas or to work with the wrong partners. Potential customers may not value the specific product features in which we have invested. We cannot assure you that our strategy will prove successful.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

        As the number of software products in our target market increases and the functionality of these products further overlaps, software industry participants may become increasingly subject to infringement claims. Someone may even claim that our technology infringes their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend. These suits may divert management's attention and resources and could cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements. If successful, a claim of product infringement against us and our inability to license the infringed or similar technology could adversely affect our business.

WE MAY BE LIABLE IF WE LOSE CLIENT DATA FROM NATURAL DISASTERS, SECURITY BREACHES OR FOR ANY OTHER REASON.

        We currently conduct all of our data processing and network operations at our facility in San Rafael, California. In the event of a catastrophic disaster at our San Rafael data operations center, SunGard Recovery Services Inc. will provide business resumption of our critical systems at its data center in Philadelphia.

        We have comprehensive disaster recovery procedures in place, including uninterruptible power supply systems with seven day capacity, back-up power generators, nightly backup of our critical data, systems with off-site data vaults, and 24 and 72 hour service level agreements for recovering systems and data from the last available backup. However, we cannot assure you that our disaster recovery procedures are sufficient, or that our client's data would be recoverable in the event of a disaster.

        Our operations are dependent on SunGard being able to successfully provide back-up processing capability if we are unable to protect our computer and network systems against damage from a major catastrophe such as an earthquake or other natural disaster, fire, power loss, security breach, telecommunications failure or similar event. We cannot assure you that the precautions that we have taken to protect ourselves against these types of events will prove to be adequate. If we suffer damage to our data or operations center, experience a telecommunications failure or experience a security breach, our operations could be seriously interrupted. We cannot assure you that any such interruption or other loss will be covered by our insurance. Any such interruption or loss could seriously harm our business and operating results.

GUS CONSTANTIN CAN EXERT SUBSTANTIAL CONTROL OVER OUR COMPANY.

        Gus Constantin, our founder, chairman and chief executive officer, owns all of the shares of our Class B common stock, each share of which entitles him to five votes on most stockholder actions. Mr. Constantin controls 89.7% of the combined voting power of both classes of our common stock. Holders of Class A common stock are entitled to one vote per share and in the aggregate have 10.3% of the combined voting power of both classes of our common stock. As a result of his stock ownership, Mr. Constantin can, without the approval of our public stockholders, take corporate actions that could conflict with the interests of our public stockholders, such as:


        -       amending our charter documents;

        -       approving or defeating mergers or takeover attempts;

        - determining the amount and timing of dividends paid to himself and to holders of Class A common stock;

        - changing the size and composition of our board of directors and committees of our board of directors; and

        - otherwise controlling management and operations and the outcome of most matters submitted for a stockholder vote.

OUR CHARTER DOCUMENTS COULD DETER A TAKEOVER EFFORT, WHICH COULD INHIBIT YOUR ABILITY TO RECEIVE AN ACQUISITION PREMIUM FOR YOUR SHARES.

        Provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control in attempts with respect to us and, accordingly, may discourage attempts to acquire us.

WE COULD BE HARMED IF OUR PRODUCTS, SERVICES OR TECHNOLOGIES ARE NOT COMPATIBLE WITH OTHER PRODUCTS, SERVICES OR TECHNOLOGIES.

        We believe that our ability to compete successfully also depends on the continued compatibility of our services with products, services and network architectures offered by various vendors. If we fail to conform to a prevailing or emerging standard, our business, financial condition and operating results could be seriously harmed. We cannot be sure that their products will be compatible with ours or that they will adequately address changing customer needs. We also cannot be sure what new industry standards will develop. We cannot assure you that we will be able to conform to these new standards quickly enough to stay competitive. In addition, we cannot assure you that products, services or technologies developed by others will not make our products, services or technologies noncompetitive or obsolete.

STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES TO TORNEAUX LTD. UNDER THE WARRANTS.

        The sale of our Class A common stock to Torneaux under the warrants would have a dilutive effect on our stockholders. On June 6, 2000, we issued warrants to Torneaux to purchase up to 1,800,000 shares of Class A common stock at exercise prices ranging from $2.50 to $7.00 per share. If Torneaux exercises the warrants, it would have a dilutive effect on our stockholders.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We do not hold derivative financial instruments, derivative commodity investments or other financial investments or engage in foreign currency hedging or other transactions that expose us to material market risk.

                          PART II -- OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

        We are not currently involved in any material legal proceedings. We are, however, party to various legal proceedings and claims from time to time arising in the ordinary course of business. We do not expect that the results in any of these legal proceedings will seriously harm our business or results of operations.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

        On October 14, 1999 we commenced our initial public offering (the "Offering"), which consisted of 4,000,000 shares of our Class A common stock at $8.00 per share pursuant to a registration statement (No. 333-84589) declared effective by the Securities and Exchange Commission on October 14, 1999. The Offering has been terminated and all shares have been sold. The managing underwriters for the Offering were BancBoston Robertson Stephens, Inc. and Thomas Weisel Partners LLC. Aggregate proceeds from the Offering were $32 million.

        We incurred approximately $3.2 million in total expenses in connection with the Offering, comprised of approximately $2.2 million in underwriters' commissions and $1.0 million in other expenses.

        After deducting expenses of the Offering, the net offering proceeds to us were $28.8 million. As of June 30, 2000, we used the net offering proceeds to repay approximately $6.6 million outstanding promissory notes to our majority stockholder, to make capital additions of approximately $6.6 million and approximately $14.9 million for general corporate purposes, including working capital.

        On June 6, 2000, we entered into a stock purchase agreement pursuant to which we may put up to 7,000,000 shares of Class A common stock to Torneaux Ltd. In addition, we issued warrants to Torneaux Ltd. to purchase up to 1,800,000 shares of our Class A common stock at exercise prices ranging from $2.50 to $7.00 per share. The foregoing transactions were made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.

        On June 6, 2000, we issued a warrant to Peter Benz to purchase up to 75,000 shares of our Class A common stock. The foregoing issuance was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.

        On June 7, 2000, we entered into a line of credit, in the form of a factoring arrangement, for up to $2,000,000 with Pacific Business Funding, a division of Cupertino National Bank. Pursuant to the credit agreement, we issued a warrant to Pacific Business Funding to purchase up to 85,715 shares of our Class A common stock at $1.75 per share. The foregoing issuance was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.

        On June 23, 2000, we entered into a senior loan and security agreement with Lease Management Associates, Inc., or LMA, an affiliate of Gus Constantin, our Chairman, Chief Executive Officer and majority stockholder, for a loan in the amount of $3,000,000. Pursuant to that agreement, we issued a warrant to LMA to purchase up to 150,000 shares of our Class A common stock at $2.07 per share. The foregoing issuance was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.

        On July 7, 2000, the Company entered into an agreement with Continental Capital & Equity Corporation, or CCEC, wherein CCEC has agreed to provide us with services in the area of investor relations. As part of the consideration for such services, we issued a warrant for 200,000 shares of our Class A common stock at exercise prices ranging from $2.50 to $5.50 per share. The foregoing issuance was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

        None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        At a Special Meeting of Shareholders held on September 29, 2000, the following proposals were adopted by the margins indicated:

        1. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number shares of Class A Common Stock of the Company from 27,800,000 to 37,800,000.

               Class A Common Stock
               --------------------
                      For                   3,448,080
                      Against               29,910
                      Abstain               520
                      Non-Vote              783,570

               Class B Common Stock
               --------------------
                      For                   7,172,000
                      Against               -0-
                      Abstain               -0-
                      Broker Non-Vote       -0-


        2. To approve the issuance and sale of up to 7,000,000 shares of Class A Common Stock to Torneaux Ltd. pursuant to a common stock purchase agreement, and the issuance and sale of up to 1,800,000 shares of Class A Common Stock pursuant to warrants granted to Torneaux Ltd.


               Class A Common Stock
               --------------------
                      For                   1,147,291
                      Against               26,984
                      Abstain               1,145
                      Broker Non-Vote       2,303,090
                      Non-Vote              783,570

               Class B Common Stock
               --------------------
                      For                   7,172,000
                      Against               -0-
                      Abstain               -0-
                      Broker Non-Vote       -0-

ITEM 5. OTHER INFORMATION

        None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

        a.      Exhibits

                3.1     Amended & Restated Certificate of Incorporation of
                        Registrant.

                10.20   Senior Loan and Security Agreement, dated August 31,
                        2000, between ReSource/Phoenix, Inc. and Lease
                        Management Associates, Inc.

                10.21 Continuing Guaranty, dated August 31, 2000, executed by the Registrant in favor of Lease Management Associates, Inc.

                10.22 Class A Common Stock Warrant, issued September 8, 2000 by Registrant to Lease Management Associates, Inc.

                10.23   Retention Agreement, dated August 29, 2000, between
                        Registrant W. Corey West.

                10.24   Retention Agreement, dated August 29, 2000, between
                        Registrant and Greg Thornton.


        b.      Reports on Form 8-K

                None.

                                   SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                              RESOURCEPHOENIX.COM
                                                  (Registrant)


     Date                          Title                       Signature
     ----                          -----                       ---------
November 14, 2000       President                        /S/ W. COREY WEST
------------------                                       --------------------
                        (Principal Executive Officer)    (W. Corey West)


November 14, 2000       Chief Financial Officer          /S/ GREG THORNTON
------------------                                       --------------------
                        (Principal Accounting Officer)   (Greg Thornton)

                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               RESOURCEPHOENIX.COM
                             A DELAWARE CORPORATION

        ReSourcePhoenix.com, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), does hereby certify as follows:

        FIRST: That the Corporation was originally incorporated on July 27, 1999 pursuant to the Delaware General Corporation Law.

        SECOND: That the Corporation's Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

        "FIRST: The name of this corporation is ReSourcePhoenix.com (the "Corporation").

        SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

        FOURTH: This Corporation is authorized to issue two classes of stock to be designated, respectively, "common stock" and "preferred stock." The total number of shares which this Corporation is authorized to issue is fifty million (50,000,000) shares. Forty-five million (45,000,000) shares shall be designated common stock (the "Common Stock"), of which thirty-seven million eight hundred thousand (37,800,000) shares shall be designated Class A common stock (the "Class A Common Stock") and seven million two hundred thousand (7,200,000) shares shall be designated Class B common stock (the "Class B Common Stock"). Five million (5,000,000) shares shall be undesignated preferred stock (the "Preferred Stock"). Each share of Preferred Stock shall have a par value of $0.001, and each share of Common Stock shall have a par value of $0.001.

        Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

        Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

        FIFTH: The shares of Class A Common Stock and Class B Common Stock shall be identical in all respects and shall have equal rights and privileges, except as expressly set forth in this Article FIFTH.

        1. Dividends. Subject to any preferential dividend rights of any series of Preferred Stock as may then be outstanding, dividends or distributions upon the Class A Common Stock and Class B Common Stock may be declared by the Board of Directors and paid by the Board of Directors of the Corporation from time to time in such amounts as the Board shall determine, out of any source at the time lawfully available therefor, provided that identical dividends or distributions per share are declared and paid concurrently upon the shares of each such class. In the case of dividends or other distributions payable in Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. In the case of dividends or other distributions consisting of other voting securities of the Corporation, the Corporation shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that the voting rights of each such security paid to the holders of Class A shall be one-fifth of the voting rights of each such security paid to the holders of Class B Common Stock. In the case of dividends or other distributions consisting of non-voting securities convertible into, or exchangeable for, voting securities of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that the voting rights of each security underlying the convertible or exchangeable securities paid to the holders of Class A Common Stock shall be one-fifth of the voting rights of each security underlying the convertible or exchangeable securities paid to the holders of Class B Common Stock, and such underlying securities paid to the holders of Class B Common Stock shall convert into the underlying securities paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock.

        2. Stock Splits, Combinations and the Like. Neither the Class A Common Stock nor the Class B Common Stock shall be split, combined or subdivided unless at the same time there shall be a proportionate split, combination or subdivision of such other class of Common Stock.

        3. Rights Upon Liquidation or Dissolution. Subject to any preferential liquidation rights of any series of Preferred Stock as may then be outstanding, the holders of the Class A Common

Stock and the holders of the Class B Common Stock shall be entitled to share ratably in the assets of the Corporation available for distribution to the holders of Common Stock upon any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debts and other liabilities of the Corporation.

        4. Voting. Except as otherwise required by law, on all matters on which the holders of Common Stock shall be entitled to vote, each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder, and each holder of Class B Common Stock shall be entitled to five (5) votes for each share of Class B Common Stock held by such holder. Except as otherwise required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

        5. Conversion.

               (a) Optional Conversion. Subject to the provisions of this subparagraph 5, each holder of record of Class B Common Stock may, at the sole discretion and option of such holder, convert any whole number or all of such holder's shares of Class B Common Stock into fully paid and nonassessable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion; provided, however, that such conversion shall not be effective unless and until any consents or approvals required under applicable securities laws shall have been obtained.

               (b) Automatic Conversion. The outstanding shares of Class B Common Stock shall automatically be converted into Class A Common Stock at the conversion rate specified in paragraph (a) above, without further action by the respective holder or holders of such shares immediately upon any sale, pledge, conveyance, hypothecation, assignment or other transfer of such share, whether or not for value, or attempt thereof, by the initial registered holder thereof, other than any such transfer by such holder that does not result in any change of Beneficial Ownership of such share. The term "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 adopted under the Securities Exchange Act of 1934, as amended, as in effect on July 31, 1999.

               (c) Mechanics of Conversion. To exercise the optional conversion right set forth herein, the holder of shares of Class B Common Stock shall surrender the shares to be converted, accompanied by instruments of transfer satisfactory to the Corporation and the payment in cash of any amount required pursuant to subparagraph 5(e) below and sufficient to transfer the Class B Common Stock being converted to the Corporation free of any adverse interest, at the principal offices of the Corporation or any of the offices or agencies maintained for such purpose by the Corporation ("Conversion Agent") and shall give written notice (by registered or certified mail, overnight courier or hand delivery) to the Corporation through such Conversion Agent that the holder elects to convert such shares. Such notice shall also state the name or names, together with the address or addresses, in which the certificate or certificate for Class A Common Stock which shall be issuable upon such conversion shall be issued. As promptly as practicable after the surrender of such shares of Class B Common Stock as aforesaid, the Corporation shall issue and deliver through such Conversion Agent to such holder, or on the holder's written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof. Certificates will be issued for the balance of the shares of Class B Common Stock in any case in which fewer than all of the shares of Class B Common Stock represented by a certificate are converted.

        Each conversion pursuant to paragraph 5 shall be deemed to have been effected immediately prior to the close of business on the date the optional conversion or transfer of Beneficial Ownership, as the case may be, occurs. In each such case the person or persons in whose name or names any certificate or certificates for Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Class A Common Stock represented thereby at the effective date of such conversion, unless the stock transfer books of the Corporation shall be closed on such date, in which event such conversion shall be deemed to have been effected immediately following the opening of business on the next day on which the stock transfer books of the Corporation shall be open. Following any such automatic conversion, the share or shares of Class B Common Stock so converted shall cease to be outstanding, notwithstanding the fact that the holder or holders may not have surrendered the certificate or certificates representing such Class B Common Stock for conversion, and such certificate or certificates shall thereafter represent solely the right to receive a certificate or certificates for Class A Common Stock issuable upon conversion of the Class B Common Stock so converted, upon surrender of such certificate or certificates to the Corporation or its Conversion Agent, of the certificate or certificates for Class B Common Stock so converted.

               (d) Reservation of Shares. The Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Class A Common Stock, solely for the purposes of effecting the conversion of the outstanding Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect conversion of all outstanding Class B Common Stock.

               (e) Payment of Transfer Taxes. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on conversion of the Class B Common Stock pursuant hereto; provided however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other that of the original holder of the Class B Common Stock to be converted and that no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

               (f) Additional Rights of Class B Common Stock. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of any class of Common Stock are exchanged for or changed into other stock or securities, then, and in such event, the shares of each class of Common Stock shall be exchanged for or changed into an amount per share equal to the amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of the other class of Common Stock is exchanged or changed. Notwithstanding the foregoing, if shares of Class A Common Stock and

Class B Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may (but are not required to) differ to the extent and only to the extent that the Class A Common Stock and Class B Common Stock differ as provided herein.

        In the event of a reclassification, change of outstanding shares (other than a change in par value or as a result of any subdivision or combination) or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock shall be entitled to receive upon conversion the amount of such security that such holder would have received upon the reclassification or other similar transaction if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction.

        If a share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof.

        SIXTH: For so long as any shares of Class B Common Stock are outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, by written consent setting forth the action to be taken signed by the holders of outstanding capital stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholders' meeting at which all shares entitled to vote thereon were present and voted. Commencing at such time as there are no shares of Class B Common Stock outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the Delaware General Corporation Law and may not be taken by written consent of stockholders without a meeting.

        SEVENTH: The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed in the Bylaws of the Corporation.

        EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

        NINTH: The directors of the Corporation need not be elected by written ballot unless a stockholder or stockholders holding a majority of the voting power of the outstanding capital stock entitled to vote demands election by written ballot at the meeting and before voting.

        TENTH: Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

        ELEVENTH: Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or (iii) the Board of Directors.

        TWELFTH: 1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

                 2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

                 3. Neither any amendment nor repeal of this Article TWELFTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article TWELFTH, shall eliminate or reduce the effect of this Article TWELFTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article TWELFTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        THIRTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained under the Delaware General Corporation Law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

        FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and under the Delaware General Corporation Law, except as otherwise provided in article TWELFTH, and all rights conferred upon stockholders herein are granted subject to this reservation."

        THIRD: The foregoing amendment and restatement of the Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

        FOURTH: The foregoing amendment and restatement of the Certificate of Incorporation has been duly adopted by a majority of the holders of Class A Common Stock and Class B Common Stock of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

        FIFTH: The foregoing amendment and restatement of the Certificate of Incorporation has been duly adopted in accordance with Section 245 of the General Corporation Law of Delaware.

        IN WITNESS WHEREOF, ReSourcePhoenix.com has caused this certificate to be executed by W. Corey West, its President and Chief Operating Officer, this 3rd day of October, 2000.

        RESOURCEPHOENIX.COM,
        a Delaware corporation



        By:  /s/ W. COREY WEST
             ------------------------------------
               W. Corey West,
               President & Chief Operating Officer

                                                                   EXHIBIT 10.20

                       SENIOR LOAN AND SECURITY AGREEMENT


THIS SENIOR LOAN AND SECURITY AGREEMENT (this "Security Agreement") is dated as of August 31, 2000 between RESOURCE/PHOENIX, INC., a California corporation ("Borrower") and LEASE MANAGEMENT ASSOCIATES, INC., a Nevada corporation ("Lender").

                                    RECITALS

        A. Borrower desires to borrow from Lender in one or more borrowings the Commitment amount as defined in Section 3(a)(ii) below, and Lender desires to loan, subject to the terms and conditions herein set forth, such amount to Borrower (each, a "Loan" and collectively, the "Loans"). Such borrowings shall be evidenced by one or more Senior Secured Promissory Notes (each, a "Note" and collectively, the "Notes"), in the form attached hereto.

        B. As security for Borrower's obligations to Lender under this Security Agreement, the Notes and any other agreement between Borrower and Lender, Borrower will grant to Lender hereunder a first priority security interest in the items described on Exhibit A ( the "Collateral").

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

SECTION 1. TERM OF AGREEMENT. The term of this Security Agreement begins on the date set forth above and shall continue thereafter and be in effect so long as and at any time any Note entered into pursuant to this Security Agreement is in effect. The terms of each Note hereto are subject to all conditions and provisions of this Security Agreement as it may at any time be amended. Each Note shall constitute a separate and independent Loan and contractual obligation of Borrower and shall incorporate the terms and conditions of this Security Agreement and any additional provisions contained in such Note. In the event of a conflict between the terms and conditions of this Security Agreement and any provisions of such Note, the provisions of such Note shall prevail with respect to such Note only.

SECTION 2. NON-CANCELABLE LOAN. This Security Agreement and each Note cannot be canceled or terminated except as expressly provided herein. Borrower agrees that its obligations to pay all monthly payment amounts and other sums payable hereunder (and under any Note) and the rights of Lender and any assignee in and to such monthly payment amounts and other sums, are absolute and unconditional and are not subject to any abatement, reduction, setoff, defense, counterclaim or recoupment due or alleged to be due to, or by reason of, any past, present or future claims which Borrower may have against Lender, any assignee, the manufacturer or seller of the Collateral, or against any person for any reason whatsoever.

SECTION 3. LENDER COMMITMENT. (a) General Terms. Subject to the terms and conditions of this Security Agreement, Lender hereby agrees to make one or more senior secured Loans to Borrower, subject to the following conditions: (i) each Loan shall be evidenced by a Note; (ii) the total principal amount of the Loans shall not exceed $7,000,000 in the aggregate (the "Commitment"); (iii) at the time of each Loan, no Event of Default or event which with the giving of notice or passage of time, or both, could become an Event of Default shall have occurred, as reasonably determined by Lender, (iv) at the time of each Loan, Borrower has reimbursed Lender for all UCC filing costs, inspection and labeling costs, and appraisal fees, if any; (v) at the time of each Loan, Lender is satisfied that Borrower's parent, ReSourcePhoenix.com ("RPC"), is performing according to its business plan attached hereto as Exhibit D, which may be amended from time to time with Lender's consent; (vi) for each Loan, Borrower shall have provided Lender with each of the closing documents described in Exhibit B hereto (which documents shall be in form and substance reasonably acceptable to Lender); (vii) there shall be no material adverse change in Borrower's or RPC's financial condition, that would materially impair the ability of Borrower to meet its payment and other obligations under this Loan (a "Material Adverse Effect") as reasonably determined by Lender, (viii) Borrower shall use the proceeds of all Loans hereunder for working capital purposes; (ix) Lender shall not be required to make further Loans to Borrower after February 28, 2002; (x) Borrower may borrow the first $3,000,000 of the Commitment at any time in increments of at least $250,000 and no more frequently that bi-weekly. The balance of the Commitment may be drawn in increments of at least $250,000 with an aggregate monthly maximum of $1,000,000; and (xi) Lender has received in form and substance acceptable to Lender: (a) RPC's interim financial statements signed by a financial officer, (b) RPC's business plan and/or projections as may be amended from time to time; and (c) complete copies of RPC's audit reports for the most recent fiscal year, which shall include at least RPC's balance sheet as of the close of such year, and RPC's statement of income and retained earnings and of changes in financial position for such year, prepared on a consolidated basis and certified by independent public accountants. Such reports shall be prepared in accordance with generally accepted accounting principles and practices consistently applied.

        (b) The Notes. Each Loan shall be evidenced by a Note. Each Note shall
(i) bear interest at 12% per annum; and (ii) be payable on an interest-only basis in arrears in monthly installments, with the entire principal due and payable on August 30, 2005. Following payment of the Indebtedness related to each Note, Lender shall return such Note, marked "cancelled," to Borrower. Borrower may prepay all outstanding Notes in whole or in part; provided that Borrower provides Lender with at least five (5) days' advance written notice of its intention to prepay.

SECTION 4. SECURITY INTERESTS. (a) Borrower hereby grants to Lender a first security interest in all Collateral; (b) This Security Agreement secures (i) the payment of the principal of and interest on the Notes and all other sums due thereunder and under this Security Agreement (the "Indebtedness") and (ii) the performance by Borrower of all of its other covenants now or hereafter existing under the Notes, this Security Agreement and any other obligation owed by Borrower to Lender (the "Obligations"). Lender agrees to subordinate its security interest in any Collateral to the security interest of Pacific Business Funding and/or Venture Bank, on terms and condition acceptable to Lender.

SECTION 5. BORROWER'S REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that (a) it is in good standing under the laws of the state of its formation, duly qualified to do business and will remain duly qualified during the term of each Loan in each state where necessary to carry on its present business and operations, including the jurisdiction(s) where the Collateral will be located as specified on each Exhibit A to each Note, except where failure to be so qualified would not have a Material Adverse Effect; (b) it has full authority to execute and deliver this Security Agreement and the Notes and perform the terms hereof and thereof, and this Security Agreement and the Notes have been duly authorized, executed and delivered and constitute valid and binding obligations of Borrower enforceable in accordance with their terms; (c) the execution and delivery of this Security Agreement and the Notes will not contravene any law, regulation or judgment affecting Borrower or result in any breach of any material agreement or other instrument binding on Borrower; (d) no consent of Borrower's shareholders or holder of any indebtedness, or filing with, or approval of, any governmental agency or commission, which has not already been obtained or performed, as appropriate, is a condition to the performance of the terms of this Security Agreement or the Notes; (e) there is no action or proceeding pending or threatened against Borrower before any court or administrative agency which might have a Material Adverse Effect on the business, financial condition or operations of Borrower; (f) at the time any Loan is made hereunder, Borrower owns and will keep all of the Collateral free and clear of all liens, claims and encumbrances, and, except for this Security Agreement, there is no deed of trust, mortgage, security agreement or other third party interest against any of the Collateral other than Permitted Liens (as defined below); (g) at the time any Loan is made hereunder, Borrower has good and marketable title to the Collateral; (h) at the time any Loan is made hereunder, all Collateral has been received, installed and is ready for use and is satisfactory in all respects for the purposes of this Security Agreement; (i) the Collateral is, and will remain at all times under applicable law, removable personal property, which is free and clear of any lien or encumbrance except in favor of Lender other than Permitted Liens (as defined below), notwithstanding the manner in which the Collateral may be attached to any real property; (j) all credit and financial information submitted to Lender herewith or at any other time is and will at the time given be true and correct in all material respects; and (k) subject to Section 4, the security interest granted to Lender hereunder is a first priority security interest. "Permitted Liens" shall mean and include: (i) liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith; and (ii) liens of carriers, warehousemen, mechanics, materialmen, vendors, landlords and other liens arising by operation of law incurred in the ordinary course of business.

SECTION 6. METHOD AND PLACE OF PAYMENT. Borrower shall pay to Lender, at such address as Lender specifies in writing, all amounts payable to it under this Security Agreement and the Notes.

SECTION 7. LOCATION; INSPECTION. All of the Collateral shall be located at the address (the "Collateral Location") shown on Exhibit A hereto and shall not be moved without Lender's prior written consent which location shall in all events be within the United States. All of the records regarding the Collateral shall be located at Borrower's primary operating office, or such other location of which Borrower has given notice to Lender in accordance with this Security Agreement. Lender shall have the right to inspect Collateral, including records relating thereto, and Borrower's books and records at any time (upon reasonable notification) during regular business hours, such books and records to be maintained in accordance with generally accepted accounting principles. Borrower shall be responsible for all labor, material and freight charges incurred in connection with any removal or relocation of Collateral which is requested by Borrower and consented to by Lender, as well as for any charges due to the installation or moving of the Collateral. Payments under the Notes and under this Security Agreement shall continue during any period in which the Collateral is in transit during a relocation.

SECTION 8. COLLATERAL MAINTENANCE. (a) General. Upon reasonable notice, Borrower will permit Lender to inspect each item of Collateral and its maintenance records during Borrower's regular business hours. Borrower will at its sole expense comply with all applicable laws, rules, regulations, requirements and orders with respect to the use, maintenance, repair, condition, storage and operation of each item of Collateral. Any addition or improvement that is so required or cannot be so removed will immediately become Collateral of Lender.
(b) Service and Repair. Borrower will at its sole expense maintain and service and repair any damage to each item of Collateral in a manner consistent with prudent industry practice and Borrower's own practice so that such item of Collateral is at all times (i) in the same condition as when delivered to Borrower, except for ordinary wear and tear, and (ii) in good operating order for the function intended by its manufacturer's warranties and recommendations.

SECTION 9. LOSS OR DAMAGE. Borrower assumes the entire risk of loss to the Collateral through use, operation or otherwise. Borrower hereby indemnifies and holds harmless Lender from and against all claims, loss of Loan payments, costs, damages, and expenses relating to or resulting from any loss, damage or destruction of the Collateral, any such occurrence being hereinafter called a "Casualty Occurrence." Notwithstanding any Casualty Occurrence, the Loan to which such casualtied item of

Collateral is subject shall continue in full force and effect without any abatement in the monthly payment due. Borrower shall, at its election, (a) no later than thirty (30) days after such Casualty Occurrence repair the Collateral returning it to good operating condition, and (b) no later than thirty (30) days after such Casualty Occurrence replace the Collateral with Collateral acceptable to Lender in its reasonable discretion, in good condition and repair taking all steps required by Lender to perfect Lender's first priority security interest therein, which replacement Collateral shall be subject to the terms of this Security Agreement.

SECTION 10. INSURANCE. Borrower at its expense shall keep the Collateral insured against all risks of physical loss for at least the replacement value of the Collateral and in no event for less than the amount payable following a Casualty Occurrence (as provided in Section 9). Such insurance shall provide for a loss payable endorsement to Lender and/or any assignee of Lender. Borrower shall maintain commercial general liability insurance, including products liability and completed operations coverage, with respect to loss or damage for personal injury, death or property damage in an amount not less than $2,000,000 in the aggregate, naming Lender and/or Lender's assignee as additional insured. Such insurance shall contain insurer's agreement to give thirty (30) days' advance written notice to Lender before cancellation or material change of any policy of insurance. Borrower will provide Lender and any assignee of Lender with a certificate of insurance from the insurer evidencing Lender's or such assignee's interest in the policy of insurance. Such insurance shall cover any Casualty Occurrence to any unit of Collateral. Notwithstanding anything in Section 9 or this Section 10 to the contrary, this Security Agreement and Borrower's obligations hereunder shall remain in full force and effect with respect to any unit of Collateral which is not subject to a Casualty Occurrence. If Borrower fails to provide or maintain insurance as required herein, Lender shall have the right, but shall not be obligated, to obtain such insurance. In that event, Borrower shall pay to Lender the cost thereof.

SECTION 11. MISCELLANEOUS AFFIRMATIVE COVENANTS. So long as any portion of the Indebtedness is unpaid and as long as any of the Obligations are outstanding Borrower will: (a) duly pay all governmental taxes and assessments at the time they become due and payable; provided, however, Borrower may contest the same in good faith so long as no payment default by Borrower has occurred and is continuing; (b) comply with all applicable material governmental laws, rules and regulations relating to its business and the Collateral where a failure to comply would have a Material Adverse Effect; (c) take no action to adversely affect Lender's security interest in the Collateral as a first and prior perfected security interest; (d) furnish Lender with its annual audited financial statements within ninety (90) days following the end of Borrower's fiscal year and unaudited quarterly financial statements within forty-five (45) days after the end of each fiscal quarter, and such other information as Lender may reasonably request; and (e) promptly (but in no event more than five (5) days after the occurrence of such event) notify Lender of any change in Borrower's condition during the commitment period which constitutes a Material Adverse Effect, and of the occurrence of any Event of Default.

SECTION 12. INDEMNITIES. Borrower will protect, indemnify and save harmless Lender and any assignees from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees and expenses), imposed upon or incurred by or asserted against Lender or any assignee of Lender by Borrower or any third party by reason of the occurrence or existence (or alleged occurrence or existence) of any act or event relating to or caused by any portion of the Collateral, or its purchase, acceptance, possession, use, maintenance or transportation, including without limitation, consequential or special damages of any kind, any failure on the part of Borrower to perform or comply with any of the terms of this Security Agreement or any Note, claims for latent or other defects, claims for patent, trademark or copyright infringement and claims for personal injury, death or property damage, including those based on Lender's negligence or strict liability in tort and excluding only those based on Lender's gross negligence or willful misconduct. In the event that any action, suit or proceeding is brought against Lender by reason of any such occurrence, Borrower, upon Lender's request, will, at Borrower's expense, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated and approved by Lender. Borrower's obligations under this Section 12 shall survive the payment in full of all the Indebtedness and the performance of all Obligations with respect to acts or events occurring or alleged to have occurred prior to the payment in full of all the Indebtedness and the performance of all Obligations.

SECTION 13. TAXES. Borrower agrees to reimburse Lender (or pay directly if instructed by Lender) and any assignee of Lender for, and to indemnify and hold Lender and any assignee harmless from, all fees (including, but not limited to, license, documentation, recording and registration fees), and all sales, use, gross receipts, personal property, occupational, value added or other taxes, levies, imposts, duties, assessments, charges, or withholdings of any nature whatsoever, together with any penalties, fines, additions to tax, or interest thereon (the foregoing collectively "Impositions"), except same as may be attributable to Lender's income, arising at any time prior to or during the term of any Notes or of this Security Agreement, or upon termination or early termination of this Security Agreement and levied or imposed upon Lender directly or otherwise by any Federal, state or local government in the United States or by any foreign country or foreign or international taxing authority upon or with respect to (a) the Collateral, (b) the exportation, importation, registration, purchase, ownership, delivery, leasing, financing, possession, use, operation, storage, maintenance, repair, return, sale, transfer of title, or other disposition thereof, (c) the rentals, receipts, or earnings arising from the Collateral, or any disposition of the rights to such rentals, receipts, or earnings, (d) any payment pursuant to this Security Agreement or the Notes, or (e) this Security Agreement, the Notes or any transaction or any part hereof or thereof.

SECTION 14. RELEASE OF LIENS. Upon payment of all of the Indebtedness and performance of all of the Obligations, Lender shall execute UCC termination statements and such other documents as Borrower shall reasonably request to evidence the release of Lender's lien relating to the Collateral.

SECTION 15. ASSIGNMENT. WITHOUT LENDER'S PRIOR WRITTEN CONSENT WHICH CONSENT WILL NOT BE UNREASONABLY WITHHELD OR DELAYED, BORROWER SHALL NOT (a) ASSIGN, TRANSFER, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF THIS SECURITY AGREEMENT, ANY NOTE, ANY COLLATERAL, OR ANY INTEREST THEREIN, (b) LEASE OR LEND COLLATERAL OR PERMIT IT TO BE USED BY ANYONE OTHER THAN BORROWER OR BORROWER'S EMPLOYEES, CONTRACTORS AND AGENTS OR (c) MERGE INTO, CONSOLIDATE WITH OR CONVEY OR TRANSFER ITS PROPERTIES SUBSTANTIALLY AS AN ENTIRETY TO ANY OTHER PERSON OR ENTITY. LENDER MAY ASSIGN ANY OF THE NOTES, THIS SECURITY AGREEMENT OR ITS SECURITY INTEREST IN ANY OR ALL COLLATERAL, OR ANY OR ALL OF THE ABOVE, IN WHOLE OR IN PART TO ONE OR MORE ASSIGNEES OR SECURED PARTIES WITHOUT NOTICE TO BORROWER. If Borrower is given notice of such assignment it agrees to acknowledge receipt thereof in writing and Borrower shall execute such additional documentation as Lender's assignee and/or secured party shall reasonably require at Lender's expense. Each such assignee and/or secured party shall have all of the rights, but (except as provided in this Section 15) none of the obligations, of Lender under this Security Agreement, unless such assignee or secured party expressly agrees to assume such obligations in writing. Borrower shall not assert against any assignee and/or secured party any defense, counterclaim or offset that Borrower may have against Lender. Notwithstanding any such assignment, and providing no Event of Default has occurred and is continuing, Lender, or its assignees, secured parties, or their agents or assigns, shall not interfere with Borrower's right to quietly enjoy use of Collateral subject to the terms and conditions of this Security Agreement. Subject to the foregoing, the Notes and this Security Agreement shall inure to the benefit of, and are binding upon, the successors and assignees of the parties hereto. Borrower acknowledges that any such assignment by Lender will not change Borrower's duties or obligations under this Security Agreement and the Notes or increase any burden or risk on Borrower.

SECTION 16. DEFAULT. (a) Events of Default. Any of the following events or conditions shall constitute an "Event of Default" hereunder: (i) Borrower's failure to pay any monies due to Lender hereunder or under any Note beyond the tenth (10th) day after the same is due; (ii) Borrower's failure to comply with its obligations under Section 10 or Section 15; (iii) any representation or warranty of Borrower made in this Security Agreement or the Notes shall prove to have been incorrect in any material respect when made or given; (iv) Borrower's failure to comply with or perform any material term, covenant or condition of this Security Agreement or any Note or under any other agreement between Borrower and Lender or under any lease or mortgage of real property covering the location of the Collateral if such failure to comply or perform is not cured by Borrower within thirty (30) days after Borrower knows of the noncompliance or nonperformance or notice from Lender or such longer period that Borrower is diligently attempting to effect such cure; (v) seizure of any of the Collateral under legal process; (vi) the filing by or against Borrower or any guarantor under any guaranty executed in connection with this Security Agreement ("Guarantor") of a petition for reorganization or liquidation under the Bankruptcy Code or any amendment thereto or under any other insolvency law providing for the relief of debtors; (vii) the voluntary or involuntary making of an assignment of a substantial portion of its assets by Borrower or by any Guarantor for the benefit of its creditors, the appointment of a receiver or trustee for Borrower or any Guarantor or for any of Borrower's or Guarantor's assets, the institution by or against Borrower or any Guarantor of any formal or informal proceeding for dissolution, liquidation, settlement of claims against or winding up of the affairs of Borrower or any Guarantor provided that in the case of all such involuntary proceedings, same are not dismissed within sixty
(60) days after commencement; (viii) the making by Borrower or by any Guarantor of a transfer of all or a material portion of Borrower's or Guarantor's assets or inventory not in the ordinary course of business; or (ix) any default or breach by any Guarantor of any of the terms of its guaranty to Lender in connection with this Security Agreement.

        (b) Remedies. If any Event of Default has occurred, Lender may in its sole discretion exercise one or more of the following remedies with respect to any or all of the Collateral: (i) declare due the principal amount the Notes;
(ii) proceed by appropriate court action or actions either at law or in equity to enforce Borrower's performance of the applicable covenants of the Notes and this Security Agreement or to recover all damages and expenses incurred by Lender by reason of an Event of Default; (iii) except as provided by law, without court order or prior demand, enter upon the premises where the Collateral is located and take immediate possession of and remove it without liability of Lender to Borrower or any other person or entity; (iv) terminate this Security Agreement and sell the Collateral at public or private sale, or otherwise dispose of, hold, use or lease any or all of the Collateral in a commercially reasonable manner; or (v) exercise any other right or remedy available to it under applicable law. The net proceeds of any sale or lease of such Collateral will be credited against any amounts due Lender hereunder. The net proceeds of a sale of the Collateral pursuant to this Section 16(b) is defined as the sales price of the Collateral less selling expenses, including, without limitation, costs of remarketing the Collateral and all refurbishing costs and commissions paid with respect to such remarketing. The net proceeds of a lease of the Collateral pursuant to this Section 16(b) is defined as the amount equal to the monthly payments due under such lease (discounted to present value at 12% per annum) plus the residual value of the Collateral at the end of the basic term of such lease, as reasonably determined by Lender, and discounted at 12% per annum.

At Lender's request, Borrower shall assemble the Collateral and make it available to Lender at such time and location as Lender may reasonably designate. Borrower waives any right it may have to redeem the Collateral.

Declaration that any or all amounts under this Security Agreement and/or the Notes are immediately due and payable and Lender's taking possession of any or all Collateral shall not terminate this Security Agreement or any of the Notes unless Lender so notifies Borrower in writing. None of the above remedies is intended to be exclusive but each is cumulative and may be enforced separately or concurrently.

        (c) Application of Proceeds. The proceeds of any sale of all or any part of the Collateral and the proceeds of any remedy afforded to Lender by this Security Agreement shall be paid to and applied as follows:

               First, to the payment of reasonable costs and expenses of suit or foreclosure, if any, and of the sale, if any, including, without limitation, refurbishing costs, costs of remarketing and commissions related to remarketing, all Remedy Expenses, all expenses, liabilities and advances incurred or made pursuant to this Security Agreement or any Note by Lender in connection with foreclosure, suit, sale or enforcement of this Security Agreement or the Notes, and taxes, assessments or liens superior to Lender's security interest granted by this Security Agreement;

               Second, to the payment of all other amounts not described in item Third below due under this Security Agreement and all Notes;

               Third, to the payment of any surplus to Borrower or to whomever may lawfully be entitled to receive it.

        (d) Effect of Delay; Waiver; Foreclosure on Collateral. No delay or omission of Lender, in exercising any right or power arising from any Event of Default shall prevent Lender from exercising that right or power if the Event of Default continues. No waiver of an Event of Default, whether full or partial, by Lender or such holder shall be taken to extend to any subsequent Event of Default, or to impair the rights of Lender in respect of any damages suffered as a result of the Event of Default. The giving, taking or enforcement of any other or additional security, collateral or guaranty for the payment or discharge of the Indebtedness and performance of the Obligations shall in no way operate to prejudice, waive or affect the security interest created by this Security Agreement or any rights, powers or remedies exercised hereunder or thereunder. Lender shall not be required first to foreclose on the Collateral prior to bringing an action against Borrower for sums owed to Lender under this Security Agreement or under any Note.

SECTION 17. LATE PAYMENTS. Borrower shall pay Lender a late charge of 5% of any payment owed Lender by Borrower which is not paid when due (taking into account applicable grace periods), for every month such payment is not paid when due. If such amounts have not been received by Lender at Lender's place of business or by Lender's designated agent by the date such amounts are due under this Security Agreement or the Notes, Lender shall bill Borrower for such charges. Borrower acknowledges that invoices for amounts due hereunder or under the Notes are sent by Lender for Borrower's convenience only. Borrower's non-receipt of an invoice will not relieve Borrower of its obligation to make payments hereunder or under the Notes.

SECTION 18. PAYMENTS BY LENDER. If Borrower shall fail to make any payment or perform any act required hereunder (including, but not limited to, maintenance of any insurance required by Section 10), then Lender may, but shall not be required to, after such notice to Borrower as is reasonable under the circumstances, make such payment or perform such act with the same effect as if made or performed by Borrower. Borrower will upon demand reimburse Lender for all sums paid and all reasonable costs and expenses incurred in connection with the performance of any such act.

SECTION 19. NATURE OF TRANSACTION. Lender makes no representation whatsoever, express or implied, concerning the legal character of the transaction evidenced hereby, for tax or any other purpose.

SECTION 20. LENDER'S EXPENSE. Borrower shall pay Lender all reasonable costs and expenses including reasonable attorney's fees, litigation expenses and the fees of collection agencies, incurred by Lender (a) in enforcing any of the terms, conditions or provisions hereof and related to the exercise of its remedies ("Remedy Expenses"), and (b) in connection with any bankruptcy or post-judgment proceeding, whether or not suit is filed and, in each and every action, suit or proceeding, including any and all appeals and petitions therefrom.

SECTION 21. CHATTEL PAPER. (a) One executed copy of the Security Agreement will be marked "Original" and all other counterparts will be duplicates. To the extent, if any, that this Security Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction) no security interest in the Security Agreement may be created in any documents other than the "Original." (b) There shall be only one original of each Note and it shall be marked "Original," and all other counterparts will be duplicates. To the extent, if any, that any Notes to this Security Agreement constitutes chattel paper (or as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction) no security interest in any Note(s) may be created in any documents other than the "Original."

SECTION 22. STOCK WARRANT. Borrower agrees that it will cause RPC to issue to Lender upon execution of this Security Agreement a Warrant in the form of the Warrant Agreement attached hereto as Exhibit C.

SECTION 23. NOTICES. All notices hereunder shall be in writing, by registered mail, or reliable messenger or delivery service (including overnight service) and shall be directed, as the case may be, to Lender at 2401 Kerner Boulevard, San Rafael, California 94901, Attention: Gus Constantin, President and to Borrower at 2401 Kerner Boulevard, San Rafael, California 94901, Attention:
Gregory Thornton, Chief Financial Officer, or at such other address as the parties may notify one another of in writing from time to time.

SECTION 24. MISCELLANEOUS. (a) Borrower shall provide Lender with such corporate resolutions, financial statements and other documents as Lender shall reasonably request from time to time. (b) Borrower represents that the Collateral hereunder is used solely for business purposes. (c) Time is of the essence with respect to this Security Agreement. (d) Borrower acknowledges that Borrower has read this Security Agreement and the Notes, understands them and agrees to be bound by their terms and further agrees that this Security Agreement and the Notes constitute the entire agreement between Lender and Borrower with respect to the subject matter hereof and supersede all previous agreements, promises, or representations. (e) This Security Agreement and the Notes may not be changed, altered or modified except by an instrument signed by an officer or authorized representative of Lender and Borrower. (f) Any failure of Lender to require strict performance by Borrower or any waiver by Lender of any provision herein or in a Note shall not be construed as a consent or waiver of any other breach of the same or any other provision. (g) If any provision of this Security Agreement or any Note is held invalid, such invalidity shall not affect any other provisions hereof or thereof. (h) The obligations of Borrower to pay the Indebtedness and perform the Obligations shall survive the expiration or earlier termination of this Security Agreement and each Note until all Obligations of Borrower to Lender have been met and all liabilities of Borrower to Lender and any assignee have been paid in full. (i) Borrower will notify Lender at least 30 days before changing its name, principal place of business or chief executive office. (j) Borrower will, at its expense, promptly execute and deliver to Lender such documents and assurances (including financing statements) and take such further action as Lender may reasonably request in order to carry out the intent of this Security Agreement and Lender's rights and remedies.

SECTION 25. JURISDICTION AND WAIVER OF JURY TRIAL. This Security Agreement and each Note shall be deemed to have been made under and shall be governed by the laws of the State of California in all respects, including matters of construction, validity and performance. At Lender's sole discretion, option and election, jurisdiction and venue for any legal action between the parties arising out of or relating to this Security Agreement or any Note shall be in the Superior Court of Marin County, California, or, in cases where federal diversity jurisdiction is available, in the United States District Court for the Northern District of California located in San Francisco, California. BORROWER, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS SECURITY AGREEMENT, ANY NOTE, ANY SECURITY DOCUMENTS, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH.

IN WITNESS WHEREOF, Borrower and Lender have caused this Security Agreement to be executed as of the date and year first above written.


LEASE MANAGEMENT ASSOCIATES, INC.       RESOURCE/PHOENIX, INC.

By:  /s/ Andrew Gregson              By:         /s/ Greg Thornton
   ---------------------------------    ------------------------------

Name:    Andrew Gregson              Name (Print):   Greg Thornton
     -------------------------------              --------------------

Title:   Vice President & Treasurer  Title:   Chief Financial Officer
      ------------------------------       ---------------------------

                                    HEADQUARTERS LOCATION:
                                    2401 Kerner Blvd.
                                    San Rafael, CA  94901
                                    County of Marin

                                    EXHIBITS AND SCHEDULES
                                    Exhibit A -- Collateral Description
                                    Exhibit B -- Closing Memorandum
                                    Exhibit C -- Stock Warrant
                                    Exhibit D -- Business Plan

                                                                    EXHIBIT A TO
                                              SENIOR LOAN AND SECURITY AGREEMENT
                                                           DATED August 31, 2000

All inventory, accounts, contract rights, chattel paper, cash and cash equivalents, equipment, fixtures, and intangibles, and all proceeds and products thereof, now owned or hereafter acquired by Borrower, except the same as may be pledged to Pacific Business Funding pursuant to the Factoring Agreement dated as of June 7, 2000, including but not limited to the following:

1. "Inventory" means all inventory of Borrower in which Borrower has or later acquires a right wherever located and whether or not covered by warehouse receipts and whether or not in Borrower's possession, including contract rights with respect thereto and documents representing the same and all goods held for sale or lease or to be furnished under contracts or services, raw materials, work in progress or materials used or usable in connection with the manufacture, packing, shipping, advertising or sale of such merchandise.

2. "Accounts," "Contract Rights," and "Chattel Paper" mean all invoices, deposits, instruments, contracts, insurance policies, indemnities, guarantees, claims, documents, leases, chattel paper, agreements and accounts, and all other forms of obligations whether now existing or acquired in the future, evidencing or representing indebtedness due or to become due to Borrower on account of goods or other properties or assets sold or to be sold by Borrower, or services rendered or to be rendered by Borrower or otherwise.

3. "Cash and Cash Equivalents" mean any net positive cash balance in Borrower's depository accounts and any undeposited checks received from customers and others and petty cash.

4. "Equipment and Fixtures" mean fixed assets of Borrower, including but not limited to the equipment and Software described on Exhibit A hereto, and all equipment, machinery, improvements, office furniture, office equipment, and fixtures and any products thereof, improvements, additions or accessories thereto, or replacements therefor.

5. "Intangibles" means general intangibles and includes, without limitation, choses or things in action, computer software, computer programs, computer disks, computer tapes, drawings, blueprints, goodwill, patents, trade names, trademarks, copyrights, trade secrets and registrations of any thereof of Borrower and approvals, memberships, licenses, distributorships, franchises, permits and fictitious name rights.

                                                                   EXHIBIT 10.21

                               CONTINUING GUARANTY

THIS CONTINUING GUARANTY AGREEMENT ("Guaranty") is executed by
RESOURCEPHOENIX.COM, a Delaware corporation ("Guarantor"), in favor of LEASE MANAGEMENT ASSOCIATES, INC., a Nevada corporation ("Lender"), at the request of RESOURCE/PHOENIX, INC., a California corporation ("Borrower").

WHEREAS, Lender will make loans to Borrower secured by certain property which may be personal property, real property or other items pursuant to a Senior Loan and Security Agreement dated as of August 31, 2000, ("Security Agreement") which term "Security Agreement" in this Guaranty includes any and all promissory notes and other agreements now or hereafter executed by Borrower in connection with the Security Agreement between Lender and Borrower.

WHEREAS, Guarantor acknowledges that Lender would not enter into the Security Agreement or make any loans to Borrower pursuant thereto, unless Guarantor enters into and delivers this Guaranty.

WHEREAS, it is of a business benefit to Guarantor that Lender make the loans under the Security Agreement to Borrower.

NOW, THEREFORE, to induce Lender to enter into the Security Agreement with Borrower, and in consideration of the benefits accruing from the Security Agreement to Guarantor by virtue of its business relationship with Borrower and for other good and valuable consideration, receipt of which is hereby acknowledged, Guarantor agrees, subject to the Terms and Conditions of Continuing Guaranty attached hereto and made a part hereof, (i) to guaranty the full satisfaction and payment of Borrower's Obligations (as defined in such Terms and Conditions) to Lender and (ii) to be liable for, and legally bound by, all other terms, conditions, covenants and obligations set forth in such Terms and Conditions.

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty on the date set forth below, and by such signature acknowledges and agrees that Guarantor has read and is in agreement with the attached Terms and Conditions of Continuing Guaranty.

DATED:       8/31/00
      ---------------------------

RESOURCEPHOENIX.COM ("Guarantor")

By:     /s/ Lisa Olsen
      -------------------------------

Title:  Vice President, Secretary & General Counsel
      ----------------------------------------------

TERMS AND CONDITIONS OF CONTINUING GUARANTY

1. OBLIGATIONS DEFINED. The term "Obligations" is used throughout this Guaranty in its most comprehensive sense and means and includes, without limitation, any and all obligations and liabilities of any kind or nature owed by Borrower to Lender pursuant to the Security Agreement and any financial or other accommodations extended by Lender to Borrower, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising or evidenced, whether owed directly to Lender or acquired by Lender through assignment, subrogation or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, secured or unsecured, whether on original, renewed, extended or revised terms, whether principal, interest or fees (including, but not limited to, those changing the applicable rate of interest or which release any obligor with respect to any Obligations, whether such indebtedness is from time to time reduced or extinguished and thereafter increased or incurred), whether Borrower may be individually or jointly liable with others, whether such obligations or any portion thereof becomes barred by any statute of limitations and whether such obligations may be or hereafter become unenforceable. If a petition under the U.S. Bankruptcy Code is filed by or against Borrower, the term "Borrower" shall also mean and include Borrower in its status as a "debtor" and "debtor-in-possession" under the U.S. Bankruptcy Code.

2. GUARANTOR OBLIGATIONS. Guarantor's liability hereunder shall be unlimited. Guarantor absolutely and unconditionally guarantees and promises to perform, on demand, without set-off or deduction, (a) the prompt payment when due, whether upon maturity, acceleration or otherwise, of all amounts payable by Borrower pursuant to the Security Agreement, the guaranty under this clause constituting a guaranty of payment and not of collection; (b) the punctual performance by Borrower of each and every duty, agreement, covenant or other Obligations of Borrower under the Security Agreement; and (c) all other Obligations of Borrower to Lender.

3. GUARANTOR LIABILITIES. The liabilities of Guarantor are primary and independent of the Obligations, and a separate action may be brought and prosecuted against Guarantor whether such action is brought against Borrower or any other guarantor or whether Borrower is joined in any such action. The liability under this Guaranty is exclusive of liability under any other guaranties executed by Guarantor for the benefit of Lender or any company related to Lender.

4. AUTHORIZATION OF GUARANTOR. Guarantor authorizes Lender, in its discretion, without notice or demand and without impairing, discharging or affecting its liability hereunder, from time to time, to:

        (a) change the time or manner of payment of any Obligations by renewal, compromise, extension, acceleration or otherwise;

        (b) as provided for by the terms and conditions of the Security Agreement or other documentation between Lender and Borrower, alter or change any other provision of any Obligations, including the rate of interest thereon;

        (c) release, substitute, or add one or more endorsers, co-signers, guarantors, or other obligors with respect to any Obligations:

        (d) obtain collateral for the payment of any Obligations or any guaranty thereof;

        (e) release, exchange, enforce, waive, substitute, or modify, in whole or in part, existing or after-acquired collateral securing payment of the Obligations or any guaranty therefor on such terms as Lender at its sole discretion shall determine;

        (f) apply any sums received from Borrower, any other guarantor, endorser or co-signer or from the sale or collection of collateral or its proceeds to any indebtedness whatsoever in any order and regardless of whether or not such indebtedness is guaranteed hereby, is secured by collateral or is due and payable;

        (g) apply any sums received from Guarantor or from the sale of collateral granted by Guarantor to any, all, or any portion of the Obligations in any order regardless of whether the Obligations are secured by collateral or are due and payable;

        (h) accept partial payment on any Obligations;

        (i) amend or modify the terms of any guaranty of the Obligations, including the maximum liability thereunder;

        (j) subordinate payment of all or any part of the Obligations to other creditors of Borrower or other persons on such terms as Lender deems appropriate; and

        (k) exercise any right or remedy it may have with respect to any Obligations or any collateral securing any Obligations, this Guaranty, or any other guaranty (including, but not limited to, or, taking a deed or assignment in lieu of foreclosure as to any collateral, purchasing at any sale of any such collateral, and compromising, collecting, or otherwise liquidating any collateral or any Obligations) without affecting or impairing in any way the liability of Guarantor.

5.      GUARANTY ABSOLUTE; WAIVERS.

        (a) Guarantor acknowledges that Guarantor may have certain rights under applicable law which, if not waived by Guarantor, might provide Guarantor with defenses against Guarantor's liability under this Guaranty. Among those rights, are certain rights of subrogation, reimbursement, indemnification and contribution, and rights provided in sections 2787 to 2855, inclusive, of the California Civil Code. Guarantor waives all of Guarantor's rights of subrogation, reimbursement, indemnification, and contribution, and any other rights and defenses that are or may become available to

Guarantor by reason of any or all of California Civil Code sections 2787 to 2855, inclusive, including, without limitation, Guarantor's rights:

               (i) To require Lender to notify Guarantor of any default by Borrower, provide Guarantor with notice of any sale or other disposition of security for any Obligations, or disclose information with respect to the Obligations, the Borrower, or any other guarantor, co-signer or endorser, or with respect to any collateral;

               (ii) That Guarantor's obligation under this Guaranty must be commensurate with that of Borrower;

               (iii) To be discharged based upon the absence of any liability of the Borrower, at any time, by virtue of operation of law, or otherwise, or due to any other disability or defense of Borrower or any other guarantor, endorser or co-signer;

               (iv) To be discharged if any of the terms, conditions or provisions of the Obligations are altered in any respect;

               (v) To be discharged upon acceptance by Lender of anything in partial satisfaction of the Obligations, and/or if Lender designates the portion of the Obligations to be satisfied;

               (vi) To be discharged upon any modification of the Obligations or the release by Lender of Borrower or any other guarantor, endorser or co-signer, or if any remedies against any such person are suspended or impaired;

               (vii)To require Lender to proceed against Borrower, or any other guarantor, endorser, co-signer, or other person, or to pursue or refrain from pursuing any other remedy in Lender's power;

               (viii) To receive the benefit of or participate in any and all security for repayment and/or performance of the Obligations;

               (ix) To have any security for the Obligations first applied to satisfy or discharge the Obligations;

               (x) That any arbitration award rendered against Borrower not constitute an award against Guarantor;

               (xi) To be discharged based upon any failure by Lender to perfect or continue perfection of any lien, use due diligence to collect all or any Obligations, or if recovery against Borrower becomes barred by any statute of limitations, or if Borrower is not liable for any deficiency after Lender realizes upon any collateral; and

               (xii) To be discharged due to the release or discharge of any collateral for any Obligations or guaranty, or relating to the validity, value or enforceability of any collateral.

        (b) Guarantor also waives all rights and defenses that Guarantor may have because the Borrower's debt is secured by real property. This means, among other things: (i) Lender may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower; (ii) If Lender forecloses on any real property collateral pledged by the Borrower: (A) The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (B) Lender may collect from Guarantor even if Lender, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower's debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses directly or indirectly based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

        (c) Guarantor also waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor's rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

        (d) To the maximum extent permitted by law, Guarantor further waives any and all rights to receive any notice of judicial or nonjudicial sale or foreclosure of any real or personal property that may be the subject of any security instrument or that may secure obligations of any other guarantor to Lender, and Guarantor's failure to receive any such notice shall not impair or affect Guarantor's liability. Notwithstanding any foreclosure of the lien of any security instrument, with respect to the Obligations or any other guaranty, whether by the exercise of the power of sale contained therein, by any action for judicial foreclosure, or by any acceptance of a deed or other transfer in lieu of foreclosure, whether or not such method of foreclosure or transfer in lieu of foreclosure was for a consideration equal to or greater than the fair market value of the security property, Guarantor shall remain bound under this Guaranty for the Obligations of Borrower to Lender and shall be liable to Lender for any and all of the Obligations remaining unpaid after any such foreclosure.

        (e) If for any reason Borrower is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from Borrower for any reason, this Guaranty shall nevertheless be binding on Guarantor to the same extent as if the Guarantor at all times had been the primary obligor on all such Obligations.

        (f) In the event (i) Borrower defaults in the payment of any of the Obligations or (ii) acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the agreement evidencing such Obligations, shall be immediately due and payable by Guarantor. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, dishonor and acceptance of this Guaranty.

6. NO WARRANTIES OF LENDER. Guarantor acknowledges and affirms that this Guaranty is not made in reliance on any representation or warranty, express or implied, by Lender concerning the financial condition of Borrower, the nature, value or extent of any security for indebtedness, or any other matter. Guarantor warrants and represents to Lender that Guarantor has full knowledge of the financial condition of Borrower and agrees that Guarantor has established adequate means and assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of non-payment of the Obligations that diligent inquiry would reveal, including any renewals, extensions of the Obligations or any future Obligations, and Lender has no obligation to advise Guarantor of any information relating to Borrower's financial condition or otherwise relating to Borrower or the indebtedness or security therefor.

7. LENDER SECURITY. Any and all indebtedness of Borrower now or hereafter owed to Guarantor and all claims whenever arising of Guarantor against Borrower are hereby subordinated to the Obligations and assigned to Lender as additional collateral. If Lender so requests, any note or other instrument evidencing such indebtedness and all claims of Guarantor against Borrower shall be delivered to Lender, and such indebtedness and all claims of Guarantor against Borrower shall be collected, enforced and received by Guarantor as trustee for Lender and be paid over to Lender on account of the Obligations but without reducing or affecting in any manner the liability of Guarantor hereunder. Should Guarantor fail to collect proceeds of debt owed to Guarantor by Borrower, or fail to pay any such proceeds received by Guarantor pursuant to this Section 7 or otherwise to Lender, Lender as Guarantor's attorney-in-fact may do such acts and sign such documents in Guarantor's name as Lender considers necessary to effect such collection, and Guarantor hereby irrevocably appoints Lender as Guarantor's attorney-in-fact for such purposes.

8. LENDER EXPENSE. Guarantor agrees to pay Lender on demand reasonable attorneys' fees and all other costs and expenses which may be incurred (a) in the collection or attempted collection from Borrower of any of the Obligations and in the enforcement or attempted enforcement by Lender of this Guaranty or any collateral therefor, whether or not legal proceedings are instituted, and including, without limitation, a reasonable estimate of the allocated cost of Lender's in-house legal counsel and staff and other legal expenses, and (b) in connection with any bankruptcy or post-judgment proceeding, whether or not suit is filed and, including, without limitation, those incurred in each and every action, suit or proceeding, including any and all appeals and petitions therefrom.

9. MULTIPLE GUARANTORS. When a single Guarantor executes this Guaranty, any words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require. When this Guaranty is executed by more than one Guarantor, the word "Guarantor" shall mean all and any one or more of them and such Guarantors shall be jointly and severally liable for any and all Obligations hereunder. The Obligations of Guarantor hereunder are in addition to any Obligations of any one or more other guarantors under any other guaranties and the liability of Guarantor to Lender shall be the aggregate liability of said Guarantor under the terms of this Guaranty and all of said other guaranties.

10. REVIVAL OF PRIOR PAYMENTS. Guarantor agrees that to the extent Borrower makes a payment or payments to, or is credited for any payment or payments made for or on behalf of Borrower to Lender, which payment or payments, or any part thereof, is subsequently invalidated, determined to be fraudulent or preferential, set aside and/or required to be repaid to any trustee, receiver, assignee or any other party whether under any Bankruptcy, State or Federal Law, common law or equitable cause or otherwise, then to the extent thereof, the Obligations or part thereof intended to be satisfied thereby, shall be revived, reinstated and continued in full force and effect as if said payment or payments had not originally been made by or on behalf of Borrower and this Guaranty shall continue to be effective or shall be reinstated, as applicable, with respect thereto.

11. BORROWER AUTHORITY. If Borrower is a corporation, a partnership, trust, or limited liability company, Lender shall have no duty to inquire into the powers of Borrower or the officers, directors, partners, trustees, members, managers, or agents acting or purporting to act on its behalf, and any document entered into pursuant to the Security Agreement or any other Obligations incurred upon the purported exercise of such power or authority is hereby guaranteed hereunder.

12. NO LENDER WAIVER. No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of any such right, power or remedy hereunder or provided by law or separate agreement. No modification or waiver of any provision of this Guaranty, nor consent to any departure by Guarantor therefrom or release of any security or right of setoff granted hereby, shall be effective unless in a writing signed by Lender and then such waiver or consent shall be effective only in the specific instances and for the specific purposes given.

13. GUARANTY BINDING; LENDER ASSIGNMENT. All parts of this Guaranty shall be binding upon Guarantor and Guarantor's heirs, executors, administrators, successors and assigns; provided however, Guarantor may not assign its Obligations hereunder. This Guaranty shall inure to the benefit of Lender and its successors and assigns and Lender may assign or otherwise transfer without notice to Guarantor all or any part of the Obligations and this Guaranty, and may transfer therewith the whole or any part of any security for the Obligations and this Guaranty.

14. GUARANTOR COMMITMENT. Each Guarantor acknowledges receipt of a true copy of this Guaranty. Guarantor agrees this Guaranty shall be effective without notice from Lender of its acceptance of the Guaranty. Guarantor understands and agrees that this Guaranty is not a commitment by Lender to enter into the Security Agreement, to renew or extend the Security Agreement, to extend additional credit to Borrower, or extend financial accommodations to Borrower.

15. RELIANCE BY LENDER. Guarantor acknowledges that Lender has or may in the future extend credit to Borrower in reliance on Guarantor's unconditional promise to repay any and all Obligations, and Lender is relying on the waivers, warranties, and promises made by Guarantor in this Guaranty. Guarantor agrees that each of the waivers, warranties, and promises set forth in this Guaranty are made with Guarantor's understanding of their significance and consequences and that they are reasonable. If any waivers, warranties and promises are determined to be contrary to any applicable law or public policy, such waivers, warranties, and promises shall be effective to the maximum extent permitted by law. Before signing the Guaranty, Guarantor has either sought the advice of counsel to explain the waivers of Guarantor's rights and defenses as stated herein and the effect thereof, or has had the opportunity to seek such counsel, and in any event intends this Guaranty to be as unrestricted as possible. Guarantor has therefore consciously and intentionally waived all defenses of Guarantor and rights that could exonerate Guarantor hereunder to the full extent permitted by the laws of the State of California, whether or not each and every defense, right, or waiver is explained or described in detail in this Guaranty.

16. SEVERABILITY. Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, all other provisions shall remain effective.

17. CONTINUING GUARANTY. This is a continuing Guaranty. Revocation by Guarantor shall be effective only upon the close of the next business day after written notice thereof is received by an officer of Lender at 2401 Kerner Boulevard, San Rafael, California, 94901, Attention: Asset Management, by certified or registered mail, return receipt requested and, subject to Section 10 hereof, any such revocation shall be effective only as to Obligations arising after the next business day after the notice of revocation was received by an officer of the Lender in accordance with this Section 19. Such notice shall be delivered to any other office of Lender designated in a written notice mailed by Lender to Guarantor at its address set forth below.

18. CALIFORNIA LAW. This Guaranty shall be deemed to have been made under and shall be governed by the laws of the State of California in all respects, including matters of construction, validity and performance. At Lender's sole discretion, option and election, jurisdiction and venue for any legal action between the parties arising out of or relating to this Guaranty shall be in the Superior Court of Marin County, California, or, in cases where federal diversity jurisdiction is available, in the United States District Court for the Northern District of California located in San Francisco, California.

19. WAIVER OF RIGHT TO JURY TRIAL. GUARANTOR, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTY OR ANY AGREEMENT EXECUTED IN CONNECTION HEREWITH.

                                                                   EXHIBIT 10.22

NEITHER THIS WARRANT, NOR THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR QUALIFIED OR REGISTERED UNDER CALIFORNIA OR OTHER APPLICABLE SECURITIES LAWS, AND THIS WARRANT HAS BEEN, AND THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SUCH SALE OR OTHER DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND COMPLIANCE WITH THE APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER AND ITS COUNSEL, THAT SAID REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND THAT APPLICABLE STATE SECURITIES LAWS HAVE BEEN SATISFIED.

Issued as of the 8th day of September, 2000

Initial Warrant Price: $1.92

Number of Shares Initially Subject to Warrant: 1,050,000



                          CLASS A COMMON STOCK WARRANT

                                       of

                               RESOURCEPHOENIX.COM



        THIS CERTIFIES THAT LEASE MANAGEMENT ASSOCIATES, INC. (the "Holder") is entitled to purchase from ReSourcePhoenix.com, a Delaware corporation (the "Company"), during the Exercise Period 1,050,000 shares of fully-paid and non-assessable shares of Company's Class A Common Stock (the "Common"), at a price of $1.92 per share (the "Warrant Price"), provided, however, that for each $100,000 of the $7,000,000 Commitment Amount under the Loan (hereinafter defined) not utilized by the ReSource/Phoenix, Inc. ("RPI") as of the earlier to occur of (a) the date RPI has borrowed all amounts available under the Senior Loan and Security Agreement dated as of August 31, 2000, between Lease Management Associates, Inc. and RPI (the "Loan"), and (b) February 28, 2002 (the "Commitment Termination Date"), the number of Warrant Shares purchasable hereunder, commencing as of the Commitment Termination Date, shall be reduced by 10% of the number of Warrant Shares that would be purchasable hereunder. The possible reduction in the number of Warrant Shares as of the Commitment Termination Date in accordance with the preceding sentence shall not affect the holder's right to exercise this Warrant, in whole or in part, based on 100% of the Warrant Shares subject hereto as of the Closing Date, prior to the Commitment Termination Date in connection with a bona fide sale to the third party of the Warrant Shares or the Common Stock acquired upon exercise of the Warrant Shares, whether such sale is in connection with a Registration, merger, sale or consolidation of the Company or otherwise. The Warrant Price and number of shares are subject to adjustment as set forth herein. The "Exercise

Period" commences on September 8, 2000 (the "Effective Date") and terminates on the third anniversary of the Effective Date.

        This Warrant is subject to the following terms and conditions:

        1. Exercise of Warrant. Holder may exercise this Warrant in whole or in part, at any time during the Exercise Period, by surrendering this Warrant together with the "Notice of Exercise" and "Investment Representation Statement" attached hereto as Exhibits "A" and "B", respectively, duly completed and executed, at Company's address set forth below its signature hereto (the "Principal Office") and by paying Company, in the manner provided for in the following paragraph, the Warrant Price for the Common purchased.

In lieu of exercising this Warrant for cash, Holder may elect to receive shares of Common equal to the value of this Warrant determined in the manner described below (or of any portion thereof remaining unexercised) by surrender of this Warrant at the Principal Office of the Company together with the "Notice of Exercise" and "Investment Representation Statement" attached hereto as Exhibits "A" and "B", respectively, in which event the Company shall issue to Holder a number of shares of Common computed using the following formula:

                      X = Y (A-B)
                          -------
                             A

Where:          X = the number of shares of Common to be issued to Holder.

                Y= the number of shares of Common purchasable under this Warrant (at the date of such calculation).

                A= the fair market value of one share of Common (at the date of such calculation).

                B = Warrant Price.

               For purposes of converting this Warrant in accordance with the preceding paragraph, the fair market value per share of the Common on any particular date shall be (a) the average of the daily closing prices per share of the Common for the thirty (30) trading days ending on such date. The closing price for each day shall be the last sale price on such date, or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the NASDAQ National Market or other registered national stock exchange on which the Common is then listed. If there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common is not then listed on any registered national stock exchange, the closing bid price for a share of Common in the over-the-counter market, as reported by NASDAQ or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date, or (c) if the Common is not then reported by NASDAQ or the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices, then the "Pink Sheets" quote for the Common, or (d) if the Common is not then publicly traded, the fair market value of a share of Common as determined in good faith by the Company's Board of Directors.

        Holder may make the exercise of this Warrant contingent upon (i) the closing of any consolidation or merger of Company with or into any other unaffiliated party or any other reorganization in which Company will not be the continuing or surviving entity of such consolidation, merger or reorganization (a "Merger"), or (ii) the sale of all or substantially all of Company's assets (a "Sale"). Company shall notify Holder if an event or transaction of the kind described in this section is proposed at least fifteen (15) days prior to the closing of such event or transaction; such notice shall also contain such details of the proposed event or transaction as are reasonable in the circumstances.

        Upon exercise of this Warrant in connection with a Sale or Merger, the successor entity in a Sale or Merger shall assume the obligations of this Warrant, and this Warrant shall survive such Sale or Merger and shall be exercisable for the same securities, cash, and property as would be payable for the shares issuable upon exercise of the unexercised portion of this Warrant as if such shares were outstanding on the record date for such Sale or Merger and subsequent closing. The Warrant Price shall be adjusted accordingly. Notwithstanding anything to the contrary contained herein, unless expressly assumed in connection with a Sale or Merger, this Warrant shall terminate upon such Sale or Merger in the event that Holder fails to exercise this Warrant.

        Certificates for the shares issuable upon exercise of this Warrant and, if applicable, a new warrant evidencing the balance of the shares remaining subject to this Warrant shall be issued as of the Exercise Date and shall be delivered to Holder within thirty (30) days following the Exercise Date (subject to the transfer restrictions contained herein and upon Holder paying applicable transfer taxes). All shares of Common issued upon the exercise hereof shall be fully paid and non-assessable and shall be free from all taxes, liens and charges with respect thereto except with respect to restrictions on transfer of such securities under federal and state securities laws.

        2. Transfer and Exercise Conditions. This Warrant may be transferred or exercised only if (i) Company receives, at the time of such transfer or exercise, a representation in writing that this Warrant (or portion hereof transferred) or the shares of Common or other securities being issued upon such exercise, as applicable, are being acquired for investment not with a view to any sale or distribution thereof, or a statement of the pertinent facts covering any proposed distribution thereof, and (ii) other than a transfer registered under the Securities Act, Company receives a legal opinion, in form and substance satisfactory to it, reciting the pertinent circumstances surrounding the proposed transfer and stating that it is exempt from the Securities Act's prospectus and registration requirements. The opinion requirement may be waived by Company in connection with a transfer to an affiliate of Holder, so long as the transfer complies with applicable securities laws and such affiliate is an accredited investor. Each certificate evidencing the shares of Common issued upon exercise of this Warrant or upon any transfer of such shares (other than a transfer registered under the Securities Act or any subsequent transfer of shares so registered) shall, at Company's option, contain a legend, in form and substance satisfactory to Company, restricting the transfer of such shares to sales or other dispositions exempt from the Act's requirements.

        3. Adjustment of Warrant Price and Shares. The Warrant Price and the number of shares purchasable hereunder shall be adjusted from time to time as follows:

               (a) Subdivisions or Combinations. If outstanding shares of the Common are subdivided, the Warrant Price in effect immediately prior to such subdivision shall be proportionately decreased, and if the outstanding shares of the Common are combined, the Warrant Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision or combination, as applicable.

               (b) Stock Dividends. If a dividend is paid with respect to Class A Common Stock in Class A Common Stock, then the Warrant Price in effect immediately prior to the record date for distribution of such dividend shall be adjusted to the price determined by multiplying the Warrant Price in effect immediately prior to such date by a fraction (i) the numerator of which is the total number of shares of Common outstanding immediately prior to such dividend and (ii) the denominator of which is the total number of shares of Common outstanding immediately after such dividend.

               (c) Reclassification. In case of any reclassification, change or conversion of securities of the class or series issuable upon exercise hereof (other than as a result of a Merger or Sale or a subdivision or combination described above), or in case of any Merger or Sale where the successor entity is obligated to assume or agrees to assume the obligations of this Warrant, Company or such successor entity, as applicable, shall duly execute and deliver to Holder a new warrant so that Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, upon exercise of this Warrant and in lieu of the shares of Common theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change or conversion by a holder of the number of shares of Common then purchasable under this Warrant. Such new warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this section. The provisions of this subsection shall similarly apply to successive reclassifications, changes, and conversions.

               (d) Adjustment of Number of Shares. Upon each adjustment of the Warrant Price pursuant to paragraphs (a) and (b) of this Section 3, the number of shares of Common Stock purchasable hereunder shall be adjusted to the nearest whole share, to the number obtained by dividing the aggregate Warrant Price in effect (prior to the adjustment of the Warrant Price) by the Warrant Price as adjusted.

               (e) Notices. Within thirty (30) days after any adjustment of the Warrant Price or the number of shares of Common purchasable hereunder, Company shall give written notice to Holder of the adjusted Warrant Price and any increase or decrease in the number of shares purchasable hereunder, setting forth in reasonable detail the method of calculation of each.

        4. Registration Rights.

               (a) Piggyback Registrations. The Company shall notify Holder in writing at least twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company but excluding registration statements relating solely to any employee benefit plan or a corporate reorganization) and will afford Holder an opportunity to include in such registration statement all or any part of the Common Stock of the Company issuable upon exercise of this Warrant ("Registrable Securities"). Subject to clause (i) of this Section 4(a), in the event that Holder desires to include in any such registration statement all or any part of the Registrable Securities Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If Holder is not permitted to include all of its Registrable Securities in any registration statement thereafter filed by the Company, Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. Not withstanding anything to the contrary contained in this Section 4, Holder shall have no registration or related rights with respect to the S-1 registration statement filed by the Company on June 12, 2000.

                      (i) Underwriting. If a registration statement under which the Company gives notice under this Section 4 is for an underwritten offering, then the Company shall so advise the Holder. In such event, the right of Holder to have its Registrable Securities included in a registration pursuant to this
Section 4 shall be conditioned upon Holder's participation in such underwriting and the inclusion of Holder's Registrable Securities in the underwriting to the extent provided herein. In the event that Holder proposes to distribute its Registrable Securities through such underwriting, it shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Warrant, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company and/or any person or entity exercising demand registration rights in the offering, if any, and second, to Holder. If Holder disapproves of the terms of any such underwriting, Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

                      (ii) Expenses. All expenses incurred in connection with a registration pursuant to this Section 4 (excluding underwriters' and brokers' discounts and commissions), including, without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees and fees and disbursements of counsel for the Company shall be borne on a pro rata basis by Company and all holders of piggyback registration rights.

               (b) Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Warrant, the Company shall, as expeditiously as reasonably possible:

                      (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of Holder, use its best efforts to keep such registration statement effective for a period of 180 days or until Holder has completed the distribution described in the registration statement relating thereto, whichever first occurs;

                      (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

                      (iii) Furnish to Holder such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of the Registrable Securities owned by it that are included in such registration;

                      (iv) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Holder;

                      (v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering and Holder shall also enter into and perform its obligations under such an agreement;

                      (vi) Notify Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, may be deemed to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and Holder, upon receipt of any such notice from the Company, shall refrain from selling any securities pursuant to such prospectus until notified by the Company that trading may resume.

               (c) Furnish Information. Holder shall furnish to the Company such information regarding Holder, the Registrable Securities held by Holder, and the intended method of disposition of such securities as shall be required to timely effect the registration of Holder's Registrable Securities.

               (d) Delay of Registration. Holder shall have no right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 4.

               (e) Indemnification. In the event any Registrable Securities are included in a registration statement under Section 4, the following shall apply.

                      (i) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless Holder, the partners, officers and directors of Holder, any underwriter (as defined in the Securities Act) for Holder and each person, if any, who controls Holder or underwriter within the meaning of the Securities Act or the 1934 Act against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a "Violation"):

                           (A) any untrue statement or alleged untrue statement
of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                           (B) the omission or alleged omission to state therein
a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                           (C) any violation or alleged violation by the Company
of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with duly executed written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of Holder.

                      (ii) By Selling Holder. To the extent permitted by law, Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other party selling securities under such registration statement or any of such other party's partners, directors or officers or any person who controls such party within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such party, partner or director, officer or controlling person of such party may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with duly executed written information furnished by Holder expressly for use in connection with such registration; and Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other party, partner, officer, director or controlling person of such other party in connection with investigating or defending any such loss, claim, damage, liability or action if such settlement is effected without the consent of Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by Holder under this Section 4(e)(ii) in respect of any Violation or Violations shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

                      (iii) Notice. Promptly after receipt by an indemnified party under this Section 4 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained, by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.

                      (iv) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holder are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                      (v) Survival. The obligations of the Company and Holder under this Section 4 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

               (f) Termination of Registration Rights. The rights of Holder under this Section 4 shall terminate upon the earliest to occur of (i) effective registration of the Registrable Securities and resale in accordance with the registration statement governing such sale, (ii) expiration of the holding period that would be applicable to the Registrable Securities under Rule 144(k) promulgated under the Securities Act were the Registrable Securities not held by an affiliate of Company and (iii) resale of the Registrable Securities under Rule 144 promulgated under the Securities Act.

        5. Holder Representations. Concurrently herewith, Holder shall have executed the Investment Representation Statement.

        6. Company Representations. Company represents and warrants to Holder, as of the Effective Date:

               (a) This Warrant has been duly authorized and executed by Company and is a valid and binding obligation of Company, enforceable in accordance with its terms except as to the effect of (i) applicable bankruptcy and similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

               (b) The Common, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issue of such shares, except with respect to restrictions on transfer of such securities under federal and state securities laws.

               (c) Company's execution and delivery of this Warrant does not, and the issuance of the Common upon exercise of this Warrant in accordance with the terms hereof does not, (i) conflict with Company's Articles or Bylaws, (ii) contravene any law, governmental rule or regulation, judgment or order applicable to Company, or (iii) conflict with or constitute a default under any contract to which Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person, other than state or federal securities law filings.

During the period within which this Warrant may be exercised, Company will at all times have authorized and reserved for the purpose of the issue upon exercise of this Warrant a sufficient number of shares of Common to provide for the exercise of this Warrant.

        7. Miscellaneous.

               (a) The terms of this Warrant shall be binding upon and shall inure to the benefit of the successors or assigns of Company and of Holder, subject to compliance by Holder with the provisions hereof, and of the Common issued or issuable upon the exercise hereof, and Company's obligations relating to the Common issuable upon exercise of this Warrant shall survive such exercise.

               (b) Any communication pursuant hereto will be sufficiently given if sent by first class mail, postage prepaid, addressed to (a) Holder at its last known address appearing on Company's books or (b) Company at the Principal Office. A party may designate a different address (and Company may change the Principal Office) by notice to the other pursuant to this subsection. A notice shall be deemed effective upon the earlier of (i) receipt or (ii) the third day after mailing in accordance with the terms of this subsection.

               (c) Company shall not, by amendment of the Articles or otherwise, avoid or seek to avoid the observance or performance of any of the terms hereof, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action needed or appropriate to protect Holder's rights against impairment.

               (d) Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to Company, or in the case of any such mutilation, upon surrender and cancellation of such Warrant, Company, at its expense, shall execute and deliver, in lieu thereof, a new Warrant of like date and tenor.

               (e) This Warrant shall be governed by the laws of the State of California, without giving effect to conflicts of law principles.

        IN WITNESS WHEREOF, Company has caused this Warrant to be signed by its duly authorized officer.


RESOURCEPHOENIX.COM


By:  /s/ Greg Thornton
   -----------------------------

Print Name:  Greg Thornton
          ----------------------

Title:   Chief Financial Officer
      --------------------------

Address: 2401 Kerner Boulevard
San Rafael, CA 94901

ACCEPTED AND AGREED:

LEASE MANAGEMENT ASSOCIATES, INC.

By:     /s/ Andrew Gregson
   -------------------------------

Title:  Vice President & Treasurer
      ----------------------------

                                    EXHIBIT A

                               Notice of Exercise



(To be executed only upon exercise of Warrant)

        The undersigned Holder of this Warrant (the "Holder") irrevocably exercises this Warrant for __________ shares of the Class A Common Stock of ReSource Phoenix.com (the "Exercise Shares"), on the terms and conditions specified in this Warrant, and requests that a certificate for the Exercise Shares hereby purchased be issued in the name of and delivered to ______________________________ whose address is
______________________________________, and, if such shares shall not include all of the shares for which this Warrant is exercisable, that a new Warrant of like tenor and date for the balance of the shares issuable hereunder (properly reduced to reflect cashless exercise, if applicable) be delivered to the undersigned.



        The Holder wishes to utilize cashless exercise in payment of the exercise price for the Exercise Shares and hereby authorizes the Company to adjust the number of shares for which this Warrant may be exercised in the future to properly reflect such cashless exercise:

         Yes, for          shares                             No
                  --------                     --------------


Dated:
      ----------------------------


                                      -----------------------------------
                                      Signature of Registered Owner


                                      Title:
                                            -----------------------------


                                      -----------------------------------
                                      (Street Address)


                                      -----------------------------------
                                      (City) (State) (Zip Code)

                                    EXHIBIT B

                       INVESTMENT REPRESENTATION STATEMENT

                               Warrant to Purchase
                            Shares of Class A Common
                          Stock of ReSourcePhoenix.com


        In connection with the purchase of the above-listed securities the undersigned hereby represents to ReSourcePhoenix.com ("Company"):

        1. Receipt of Information. It has received all the information it considers necessary or appropriate for deciding whether to purchase Company's Class A Common Stock issuable upon exercise of the Warrant, dated September 8, 2000 (the "Warrant"), issued by Company to it, and it has examined any information furnished to it by Company in connection therewith.

        2. Investment Representation.

               (a) The Warrant and the shares of stock to be received by it upon exercising the Warrant (the "Securities") will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and it has no present intention of selling, granting participation in or otherwise distributing the same, but subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Statement, it further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations with respect to any Securities.

               (b) It understands that the Securities may not be registered under the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws, on the ground that the issuance of such Securities is exempt pursuant to Section 4(2) of the Act and state law exemptions relating to offers and sales not by means of a public offering, and that Company's reliance on such exemptions is predicated on the undersigned's representations set forth herein. It is an "Accredited Investor", as defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission.

               (c) It will not make a disposition of any Securities until it has
(i) notified Company of the proposed disposition and has furnished Company with a statement of the circumstances surrounding the proposed disposition, and (ii) has furnished Company with an opinion of counsel satisfactory to Company and Company's counsel to the effect that (a) appropriate action for complying with the Act and any applicable state securities laws has been taken or an exemption from the registration requirements of the Act and such laws is available, and
(b) the proposed transfer will not violate any of said laws.

               (d) It is able to fend for itself in the transactions contemplated by this Statement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investments, and has the ability to bear the economic risks (including the risk of a total loss) of its investment. It has had the opportunity to ask questions of Company concerning Company's business and assets and to obtain any additional information which it considered necessary to verify the accuracy of or to amplify Company's disclosures, and has had all questions which have been asked by it satisfactorily answered by Company.

               (e) It acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

               (f) It represents that at no time was it presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Securities.

               (g) If it is the original holder of the Warrant, it has a preexisting business or personal relationship with Company or any of its officers, directors or controlling persons, or by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by Company or any affiliate or selling agent of Company, directly or indirectly, has, and could be reasonably assumed to have, the capacity to protect its own interests in connection with the purchase of the Securities.


Dated:
      -------------------------------

-------------------------------------
           [Signature]

                                                                   EXHIBIT 10.23

                               RETENTION AGREEMENT

                                       FOR

                      PRESIDENT AND CHIEF OPERATING OFFICER

                               RETENTION AGREEMENT

        This Agreement between W. Corey West (you) and ReSourcePhoenix.com Inc. (Company) have been entered into as of August 30, 2000. This Agreement promises you severance benefits if, following a Change of Control or a Potential Change in Control (referred to collectively hereafter as the "Change") you are terminated without Cause or resign for Good Reason during the Term of this Agreement. Capitalized terms are defined in the last section of this Agreement.

1. PURPOSE

        The Company considers a sound and vital management team to be essential. Management personnel who become concerned about the possibility that the Company may undergo a Change in Control may terminate employment or become distracted. Accordingly, the Board has determined that appropriate steps should be taken to minimize the distraction executives may suffer from the possibility of a Change in Control. One step is to enter into this Agreement with you.

2. YOUR PROMISE

        If one or more of the events set forth in section 3 below occur during the Term of this Agreement, you promise not to resign for at least 24 full calendar months after the change except as follows: (a) you may resign if you are given Good Reason to do so; and (b) you may terminate employment on account of retirement on or after attaining age 65 or because you become unable to work due to serious illness or injury.

3. EVENTS THAT TRIGGER SEVERANCE BENEFITS


(a) Termination After a Change in Control

        You will receive Severance Benefits under this Agreement if, during the Term of this Agreement and within twelve months after a Change in Control has occurred, your employment is terminated by the Company without Cause (other than on account of your Disability) or you resign for Good Reason.

(b) Termination After a Potential Change in Control

        You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement and within twelve months after a Potential Change in Control has occurred but before a Change in Control actually occurs, your employment is terminated by the Company without Cause or you resign for Good Reason, but only if either: (i) you are terminated at the direction of a Person who has entered into an agreement with the Company that will result in a Change in Control; or (ii) the event constituting Good Reason occurs at the direction of such Person.


(c) Successor Fails To Assume This Agreement

        You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement, a successor to the Company fails to assume this Agreement, as provided in Section 11(a).


4. EVENTS THAT DO NOT TRIGGER SEVERANCE BENEFITS

        You will not be entitled to Severance Benefits if your employment ends because you are terminated for Cause or on account of Disability or because you resign without Good Reason, retire, or die. Except as provided in Section 3(b), you will not be entitled to Severance Benefits while you remain protected by this Agreement and remain employed by the Company, its affiliates, or their successors.


5. TERMINATION PROCEDURES

        If you are terminated by the Company after the Change and during the Term of this Agreement, you will receive written notice of your termination if you are being terminated for Cause. Your termination notice will specify the basis for that opinion in detail.


6. SEVERANCE BENEFITS

(a) In General

        If you become entitled to Severance Benefits under this Agreement, you may receive all of the Severance Benefits described in this Section. Severance benefits will be payable to you following your termination of employment only if you deliver to the Company (on the form and by the deadline it prescribes) your executed general release of all claims you may have against the Company and its affiliates relating to your termination of employment, other than claims under this Agreement, indemnification rights for your acts in the course and scope of your employment, or under ERISA-regulated employee benefit plans of the Company.

(b) Lump-Sum Payment in Lieu of Future Compensation

        In lieu of any further cash compensation for periods after your employment ends, you will be paid a cash lump sum equal to 1.0 times your annual base salary in effect when your employment ends or, if higher, in effect immediately before the Change, or Good Reason event for which you terminate employment


(c) Group Insurance Benefit Continuation

        During the period that begins when you become entitled to Severance Benefits under this Agreement and ends on the last day of the 12th calendar month beginning thereafter, the Company shall provide, at no cost to you or your spouse or dependents, the life, disability, accident, and health insurance benefits (or substantially similar benefits) it was providing to you and your spouse and dependents immediately before you became entitled to Severance Benefits under this Agreement (or immediately before a benefit reduction that constitutes Good Reason, if you terminate employment for that Good Reason). These benefits shall be treated as satisfying the Company's COBRA obligations. After benefit continuation under this subsection ends, you and your spouse and dependents will be entitled to any remaining COBRA rights.

(d) Acceleration of Vesting under Stock Option Plans

        To the extent permitted by the terms of the plans or under applicable law, your rights to options granted under any of the Company's stock option plans shall be immediately vested with respect to shares that would have vested during the period beginning with date the of termination and ending on the next occurring anniversary of the applicable option grant date had your termination not occurred.

(e) Allowance for Professional Services

        You will receive an allowance of $10,000 for your use for outplacement, legal services, tax advice, or other professional services in connection with the termination of your employment with the Company. Upon presentation of invoices, the Company will pay the service providers directly until the allowance has been exhausted. If any balance remains in the allowance fund at the end of six months following termination, that balance will be paid to you in a lump sum; the unused balance shall be determined on the basis of invoices received by the Company on or before the end of the allowance period. The Company shall have no other responsibility for expenses incurred by you except as otherwise set forth in this Agreement.

(f) Payment of Accrued Personal Time Off ("PTO")

        The Company will pay you all PTO that has accrued through the date your employment terminates. No additional PTO shall accrue thereafter.

(g)  Deferred Compensation Plans

        Your vested rights under the Company's 401(k) Salary Deferral Plan and any similar Salary Deferral Plan shall continue to be governed by the terms and conditions of the Plan documents and applicable law.


7. TIME FOR PAYMENT

        You will be paid your cash Severance Benefits within 30 days after you become entitled to Severance Benefits under this Agreement (e.g., within 30 days following your termination of employment

8. RELATION TO OTHER SEVERANCE PROGRAMS

        Your Severance Benefits under this Agreement are in lieu of any severance or similar benefits that may be payable to you under any other employment agreement or other arrangement; to the extent any such benefits are paid to you, they shall be applied to reduce the amount due under this Agreement. This Agreement constitutes the entire agreement between you and the Company and its affiliates with respect to such benefits. Notwithstanding any other provision of this Agreement, if you are terminated for any reason not addressed by this Agreement, other than termination for Cause, you will receive separation benefits consistent with the Company's written severance policy or twelve months salary, whichever is greater.

9. DISABILITY

        Following a Change in Control, while you are absent from work as a result of physical or mental illness, the Company will continue to pay you your full salary and provide you all other compensation and benefits payable to you under the Company's compensation or benefit plans, programs, or arrangements. These payments will stop if and when your employment is terminated by the Company for Disability or at the end of the Term of this Agreement, whichever is earlier. Severance Benefits under this Agreement are not payable if you are terminated on account of your Disability.

10. EFFECT OF REEMPLOYMENT

        Your Severance Benefits will not be reduced by any other compensation you earn or could have earned.

11. SUCCESSORS

(a) Assumption Required

        In addition to obligations imposed by law on a successor to the Company, during the Term of this Agreement the Company will require any successor to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company was required to perform. If the Company fails to obtain such an assumption and agreement before the effective date of a succession, you will be entitled to Severance Benefits as if you were terminated by the Company without Cause on the effective date of that succession. Notwithstanding the foregoing, you and the Company or its successor may in writing agree to replace or modify the terms of this Agreement.

(b) Heirs and Assigns

        This Agreement will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you die while any amount is still payable to you under this Agreement, that amount will be paid to the executor, personal representative, or administrator of your estate.

12. AMENDMENTS

        This Agreement may be modified only by a written agreement executed by you and the Chief Executive Officer of the Company.

13. GOVERNING LAW

        To the extent that state law is applicable, the statutes and common law of the State of California (excluding its choice of law statutes or common law) shall apply.

14.  DISPUTE RESOLUTION

(a) Sole Remedy

        Both you and the Company agree that the sole and exclusive remedy for any alleged breach of this Agreement by the other, or for any other dispute arising out of any act or omission of you or the Company affecting, involving or relating to this Agreement, shall be final and binding arbitration conducted by and pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association in the County of San Francisco, California. The Parties expressly waive venue in any other county or state in which they live or might live.

(b) Time

        Before demanding arbitration, the Party making the demand shall serve written notice upon the other Party of the alleged breach or claim. Such written notice must be served by hand delivery or by being placed in the U.S. Mail, postage pre-paid, return receipt requested, or with an overnight mail delivery service, not more than ninety (90) days after the breach or after the claim arises. Failure timely to serve such notice shall constitute a waiver of the claim. The party upon whom the notice is served shall have thirty (30) days from the date of receipt of the notice to respond. If the party upon whom the notice is served fails to respond within that time, of if the claim is not resolved within that time, the party seeking arbitration must serve a demand for arbitration upon the American Arbitration Association within fourteen (14) days. Failure timely to serve the demand shall constitute a waiver of the claim.

(c) Expenses and Attorneys' Fees

        The prevailing party in any such proceeding, as determined by the arbitrator, shall be entitled to an award of its reasonable attorneys' fees and costs, including the full cost of the arbitration.

15. LIMITATION ON EMPLOYEE RIGHTS

        This Agreement does not give you the right to be retained in the service of the Company.

16. VALIDITY

        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17. COUNTERPARTS

        This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

18. GIVING NOTICE

(a) To the Company

        All communications from you to the Company relating to this Agreement must be sent to the Company in writing, addressed as follows (or in any other manner the Company notifies you to use):

        If Mailed         ReSourcePhoenix.com
                          Attention: General Counsel
                          2401 Kerner Boulevard
                          San Rafael, California 94901


        If Faxed          ReSourcePhoenix.com
                          Attention: General Counsel
                          Fax: (415) 451-7551
                          Tel.: (415) 485-4600

(b) To You

        All communications from the Company to you relating to this Agreement must be sent to you in writing, addressed as indicated at the end of this Agreement.

19. DEFINITIONS

(a) Agreement

        "Agreement" means this contract, as amended.

(b) Beneficial Owner

        "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Exchange Act.

(c) Board

        "Board" means the Board of Directors of the Company.

(d) Cause

        "Cause" means any of the following:

        (1) Failure to Perform Duties. You continue to fail to perform your duties for the Company after a written demand for performance has been delivered to you by the Company that specifically identifies how you have failed to perform. You may not be terminated for Cause under this paragraph after you have properly notified the Company that you are resigning for Good Reason.

        (2) Adverse Conduct. You engage in conduct that is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise.

(e) Change in Control

        "Change in Control," means the first of the following to occur after the date of this Agreement:

        (1) Acquisition of Controlling Interest. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities. In applying the preceding sentence, securities acquired directly from the Company or its affiliates by or for the Person shall not be taken into account.

        (2) Merger Approved. The shareholders of the Company approve a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities.

        (3) Sale of Assets. The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets or a plan of complete liquidation of the Company.

(f) Code

        "Code" means the Internal Revenue Code of 1986, as amended.

(g) Company

        "Company" means ReSourcePhoenix.com Inc. and any successor to its business or assets that (by operation of law, or otherwise) assumes and agrees to perform this Agreement. However, for purposes of determining whether a Change in Control has occurred in connection with such a succession, the successor shall not be considered to be the Company.

(h) Disability

        "Disability" means that, due to physical or mental illness: (i) you have been absent from the full-time performance of your duties with the Company for substantially all of a
                                  Page 9 of 12
period of 6 consecutive months; (ii) the Company has notified you that it intends to terminate you on account of Disability; and (iii) you do not resume the full-time performance of your duties within 30 days after receiving notice of your intended termination on account of Disability.

(i) Exchange Act

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(j) Good Reason

        "Good Reason" means the occurrence of any of the following without your express written consent after the Change:.

        (1) Pay Cut. Your annual base salary is reduced other than as part of across-the-board salary reductions affecting all employees of similar status employed by the Company and any Person in control of the Company.

        (2) Relocation. If your principal office is transferred to another location, which increases your one-way commute to work by more than 30 miles, based on your residence when the transfer was announced and the Company fails to pay (or reimburse you) for all reasonable moving expenses you incur in changing your principal residence in connection with the relocation and to indemnify you against any loss you may realize when you sell your principal residence in connection with the relocation in an arm's-length sale for adequate consideration. For purposes of the preceding sentence, your "loss" will be the difference between the actual sales price of your residence and your aggregate investment in the residence.

        (3) Discontinuance of Compensation Plan Participation. Other than as part of an across-the-board reduction affecting all employees of similar status employed by the Company and any Person in control of the Company, the Company fails to continue, or continue your participation in, any compensation plan in which you participated immediately before the Change that is material to your total compensation, unless an equitable substitute arrangement has been adopted or made available on a basis not materially less favorable to you than the plan in effect immediately before the Change, both as to the benefits you receive and your level of participation relative to other participants. The plans referred to in the preceding sentence include such programs as Incentive Compensation Plan and Incentive Stock Option Plan (if still in effect immediately before the Change), similar programs, and any substitute plans adopted before the Change.

        (4) Discontinuance of Benefits. Other than as part of an across-the-board change affecting all employees of similar status employed by the Company, the Company stops providing you with benefits that, in the aggregate, are substantially as valuable to you as those you enjoyed immediately before the Change under the Company's pension, savings, deferred compensation, life insurance, medical, health, disability, accident, vacation, and any other fringe benefit plans, programs, and arrangements.

        (5) Notice of Prospective Action. During the Term of this Agreement, you are officially notified or it is officially announced that the Company will take any of the actions listed above.

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (a) you do not terminate employment within 90 days after the event occurs; (b) the Company reverses the action or cures the default that constitutes Good Reason before you terminate employment; or (c) you were a primary instigator of the Good Reason event and the circumstances make it inappropriate for you to receive benefits under this Agreement (e.g., you agree temporarily to relinquish your position on the occurrence of a merger transaction you negotiate). If you have Good Reason to terminate employment, you may do so even if you are on a leave of absence due to physical or mental illness or any other reason.

(k) Person

        "Person" has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) of that Act, and shall include a "group," as defined in Rule 13d-5 promulgated thereunder. However, a Person shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(l) Potential Change in Control

        "Potential Change in Control" means that any of the following has occurred during the term of this Agreement:

        (1) Agreement Signed. The Company enters into an agreement that will result in a Change in Control.

        (2) Board Declaration. With respect to this Agreement, the Board adopts a resolution declaring that a Potential Change in Control has occurred.

(m) Severance Benefits

        "Severance Benefits" means your benefits under Section 6 of this Agreement.

(n) Term of this Agreement

        "Term of this Agreement" means the period that commences on the date of this Agreement and ends on the last day of the 12th month from the Change.






Date
     ---------        ------------------------
                      Gus Constantin
                      Title:  CEO



Date
     ---------        ------------------------
                      W. Corey West

                                                                   EXHIBIT 10.24

                               RETENTION AGREEMENT

                                       FOR

                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                               RETENTION AGREEMENT

        This Agreement between Gregory A. Thornton (you) and ReSourcePhoenix.com Inc. (Company) have been entered into as of August 30, 2000. This Agreement promises you severance benefits if, following a Change of Control or a Potential Change in Control (referred to collectively hereafter as the "Change") you are terminated without Cause or resign for Good Reason during the Term of this Agreement. Capitalized terms are defined in the last section of this Agreement.

1. PURPOSE

        The Company considers a sound and vital management team to be essential. Management personnel who become concerned about the possibility that the Company may undergo a Change in Control may terminate employment or become distracted. Accordingly, the Board has determined that appropriate steps should be taken to minimize the distraction executives may suffer from the possibility of a Change in Control. One step is to enter into this Agreement with you.

2. YOUR PROMISE

        If one or more of the events set forth in section 3 below occur during the Term of this Agreement, you promise not to resign for at least 24 full calendar months after the change except as follows: (a) you may resign if you are given Good Reason to do so; and (b) you may terminate employment on account of retirement on or after attaining age 65 or because you become unable to work due to serious illness or injury.

3. EVENTS THAT TRIGGER SEVERANCE BENEFITS


(a) Termination After a Change in Control

        You will receive Severance Benefits under this Agreement if, during the Term of this Agreement and within twelve months after a Change in Control has occurred, your employment is terminated by the Company without Cause (other than on account of your Disability) or you resign for Good Reason.

(b) Termination After a Potential Change in Control

        You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement and within twelve months after a Potential Change in Control has occurred but before a Change in Control actually occurs, your employment is terminated by the Company without Cause or you resign for Good Reason, but only if either: (i) you are terminated at the direction of a Person who has entered into an agreement with the Company that will result in a Change in Control; or (ii) the event constituting Good Reason occurs at the direction of such Person.


(c) Successor Fails To Assume This Agreement

        You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement, a successor to the Company fails to assume this Agreement, as provided in Section 11(a).


4. EVENTS THAT DO NOT TRIGGER SEVERANCE BENEFITS

        You will not be entitled to Severance Benefits if your employment ends because you are terminated for Cause or on account of Disability or because you resign without Good Reason, retire, or die. Except as provided in Section 3(b), you will not be entitled to Severance Benefits while you remain protected by this Agreement and remain employed by the Company, its affiliates, or their successors.


5. TERMINATION PROCEDURES

        If you are terminated by the Company after the Change and during the Term of this Agreement, you will receive written notice of your termination if you are being terminated for Cause. Your termination notice will specify the basis for that opinion in detail.


6. SEVERANCE BENEFITS

(a) In General

        If you become entitled to Severance Benefits under this Agreement, you may receive all of the Severance Benefits described in this Section. Severance benefits will be payable to you following your termination of employment only if you deliver to the Company (on the form and by the deadline it prescribes) your executed general release of all claims you may have against the Company and its affiliates relating to your termination of employment, other than claims under this Agreement, indemnification rights for your acts in the course and scope of your employment, or under ERISA-regulated employee benefit plans of the Company.

(b) Lump-Sum Payment in Lieu of Future Compensation

        In lieu of any further cash compensation for periods after your employment ends, you will be paid a cash lump sum equal to 1.0 times your annual base salary in effect when your employment ends or, if higher, in effect immediately before the Change, or Good Reason event for which you terminate employment.


(c) Group Insurance Benefit Continuation

        During the period that begins when you become entitled to Severance Benefits under this Agreement and ends on the last day of the 12th calendar month beginning thereafter, the Company shall provide, at no cost to you or your spouse or dependents, the life, disability, accident, and health insurance benefits (or substantially similar benefits) it was providing to you and your spouse and dependents immediately before you became entitled to Severance Benefits under this Agreement (or immediately before a benefit reduction that constitutes Good Reason, if you terminate employment for that Good Reason). These benefits shall be treated as satisfying the Company's COBRA obligations. After benefit continuation under this subsection ends, you and your spouse and dependents will be entitled to any remaining COBRA rights.

(d) Acceleration of Vesting under Stock Option Plans

        To the extent permitted by the terms of the plans or under applicable law, your rights to options granted under any of the Company's stock option plans shall be immediately vested with respect to shares that would have vested during the period beginning with date the of termination and ending on the next occurring anniversary of the applicable option grant date had your termination not occurred.

(e) Allowance for Professional Services

        You will receive an allowance of $10,000 for your use for outplacement, legal services, tax advice, or other professional services in connection with the termination of your employment with the Company. Upon presentation of invoices, the Company will pay the service providers directly until the allowance has been exhausted. If any balance remains in the allowance fund at the end of six months following termination, that balance will be paid to you in a lump sum; the unused balance shall be determined on the basis of invoices received by the Company on or before the end of the allowance period. The Company shall have no other responsibility for expenses incurred by you except as otherwise set forth in this Agreement.

(f) Payment of Accrued Personal Time Off ("PTO")

        The Company will pay you all PTO that has accrued through the date your employment terminates. No additional PTO shall accrue thereafter.

(g)  Deferred Compensation Plans

        Your vested rights under the Company's 401(k) Salary Deferral Plan and any similar Salary Deferral Plan shall continue to be governed by the terms and conditions of the Plan documents and applicable law.

7. TIME FOR PAYMENT

        You will be paid your cash Severance Benefits within 30 days after you become entitled to Severance Benefits under this Agreement (e.g., within 30 days following your termination of employment.


8. RELATION TO OTHER SEVERANCE PROGRAMS

        Your Severance Benefits under this Agreement are in lieu of any severance or similar benefits that may be payable to you under any other employment agreement or other arrangement; to the extent any such benefits are paid to you, they shall be applied to reduce the amount due under this Agreement. This Agreement constitutes the entire agreement between you and the Company and its affiliates with respect to such benefits. Notwithstanding any other provision of this Agreement, if you are terminated for any reason not addressed by this Agreement, other than termination for Cause, you will receive separation benefits consistent with the Company's written severance policy or twelve months salary, whichever is greater.

9. DISABILITY

        Following a Change in Control, while you are absent from work as a result of physical or mental illness, the Company will continue to pay you your full salary and provide you all other compensation and benefits payable to you under the Company's compensation or benefit plans, programs, or arrangements. These payments will stop if and when your employment is terminated by the Company for Disability or at the end of the Term of this Agreement, whichever is earlier. Severance Benefits under this Agreement are not payable if you are terminated on account of your Disability.

10. EFFECT OF REEMPLOYMENT

        Your Severance Benefits will not be reduced by any other compensation you earn or could have earned.

11. SUCCESSORS

(a) Assumption Required

        In addition to obligations imposed by law on a successor to the Company, during the Term of this Agreement the Company will require any successor to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company was required to perform. If the Company fails to obtain such an assumption and agreement before the effective date of a succession, you will be entitled to Severance Benefits as if you were terminated by the Company without Cause on the effective date of that succession. Notwithstanding the foregoing, you and the Company or its successor may in writing agree to replace or modify the terms of this Agreement.

(b) Heirs and Assigns

        This Agreement will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you die while any amount is still payable to you under this Agreement, that amount will be paid to the executor, personal representative, or administrator of your estate.

12. AMENDMENTS

        This Agreement may be modified only by a written agreement executed by you and the Chief Executive Officer of the Company.

13. GOVERNING LAW

        To the extent that state law is applicable, the statutes and common law of the State of California (excluding its choice of law statutes or common law) shall apply.

14.  DISPUTE RESOLUTION

(a) Sole Remedy

        Both you and the Company agree that the sole and exclusive remedy for any alleged breach of this Agreement by the other, or for any other dispute arising out of any act or omission of you or the Company affecting, involving or relating to this Agreement, shall be final and binding arbitration conducted by and pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association in the County of San Francisco, California. The Parties expressly waive venue in any other county or state in which they live or might live.

(b) Time

        Before demanding arbitration, the Party making the demand shall serve written notice upon the other Party of the alleged breach or claim. Such written notice must be served by hand delivery or by being placed in the U.S. Mail, postage pre-paid, return receipt requested, or with an overnight mail delivery service, not more than ninety (90) days after the breach or after the claim arises. Failure timely to serve such notice shall constitute a waiver of the claim. The party upon whom the notice is served shall have thirty (30) days from the date of receipt of the notice to respond. If the party upon whom the notice is served fails to respond within that time, of if the claim is not resolved within that time, the party seeking arbitration must serve a demand for arbitration upon the American Arbitration Association within fourteen (14) days. Failure timely to serve the demand shall constitute a waiver of the claim.

(c) Expenses and Attorneys' Fees

        The prevailing party in any such proceeding, as determined by the arbitrator, shall be entitled to an award of its reasonable attorneys' fees and costs, including the full cost of the arbitration.

15. LIMITATION ON EMPLOYEE RIGHTS

        This Agreement does not give you the right to be retained in the service of the Company.

16. VALIDITY

        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17. COUNTERPARTS

        This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

18. GIVING NOTICE

(a) To the Company

        All communications from you to the Company relating to this Agreement must be sent to the Company in writing, addressed as follows (or in any other manner the Company notifies you to use):

        If Mailed         ReSourcePhoenix.com
                          Attention: General Counsel
                          2401 Kerner Boulevard
                          San Rafael, California 94901


        If Faxed          ReSourcePhoenix.com
                          Attention: General Counsel
                          Fax: (415) 451-7551
                          Tel.: (415) 485-4600

(b) To You

        All communications from the Company to you relating to this Agreement must be sent to you in writing, addressed as indicated at the end of this Agreement.

19. DEFINITIONS

(a) Agreement

        "Agreement" means this contract, as amended.

(b) Beneficial Owner

        "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Exchange Act.

(c) Board

        "Board" means the Board of Directors of the Company.

(d) Cause

        "Cause" means any of the following:

        (1) Failure to Perform Duties. You continue to fail to perform your duties for the Company after a written demand for performance has been delivered to you by the Company that specifically identifies how you have failed to perform. You may not be terminated for Cause under this paragraph after you have properly notified the Company that you are resigning for Good Reason.

        (2) Adverse Conduct. You engage in conduct that is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise.

(e) Change in Control

        "Change in Control," means the first of the following to occur after the date of this Agreement:

        (1) Acquisition of Controlling Interest. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities. In applying the preceding sentence, securities acquired directly from the Company or its affiliates by or for the Person shall not be taken into account.

        (2) Merger Approved. The shareholders of the Company approve a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities.

        (3) Sale of Assets. The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets or a plan of complete liquidation of the Company.

(f) Code

        "Code" means the Internal Revenue Code of 1986, as amended.

(g) Company

        "Company" means ReSourcePhoenix.com Inc. and any successor to its business or assets that (by operation of law, or otherwise) assumes and agrees to perform this Agreement. However, for purposes of determining whether a Change in Control has occurred in connection with such a succession, the successor shall not be considered to be the Company.

(h) Disability

        "Disability" means that, due to physical or mental illness: (i) you have been absent from the full-time performance of your duties with the Company for substantially all of a period of 6 consecutive months; (ii) the Company has notified you that it intends to terminate you on account of Disability; and
(iii) you do not resume the full-time performance of your duties within 30 days after receiving notice of your intended termination on account of Disability.

(i) Exchange Act

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(j) Good Reason

        "Good Reason" means the occurrence of any of the following without your express written consent after the Change:.

        (1) Pay Cut. Your annual base salary is reduced other than as part of across-the-board salary reductions affecting all employees of similar status employed by the Company and any Person in control of the Company.

        (2) Relocation. If your principal office is transferred to another location, which increases your one-way commute to work by more than 30 miles, based on your residence when the transfer was announced and the Company fails to pay (or reimburse you) for all reasonable moving expenses you incur in changing your principal residence in connection with the relocation and to indemnify you against any loss you may realize when you sell your principal residence in connection with the relocation in an arm's-length sale for adequate consideration. For purposes of the preceding sentence, your "loss" will be the difference between the actual sales price of your residence and your aggregate investment in the residence.

        (3) Discontinuance of Compensation Plan Participation. Other than as part of an across-the-board reduction affecting all employees of similar status employed by the Company and any Person in control of the Company, the Company fails to continue, or continue your participation in, any compensation plan in which you participated immediately before the Change that is material to your total compensation, unless an equitable substitute arrangement has been adopted or made available on a basis not materially less favorable to you than the plan in effect immediately before the Change, both as to the benefits you receive and your level of participation relative to other participants. The plans referred to in the preceding sentence include such programs as Incentive Compensation Plan and Incentive Stock Option Plan (if still in effect immediately before the Change), similar programs, and any substitute plans adopted before the Change.

        (4) Discontinuance of Benefits. Other than as part of an across-the-board change affecting all employees of similar status employed by the Company, the Company stops providing you with benefits that, in the aggregate, are substantially as valuable to you as those you enjoyed immediately before the Change under the Company's pension, savings, deferred compensation, life insurance, medical, health, disability, accident, vacation, and any other fringe benefit plans, programs, and arrangements.

        (5) Notice of Prospective Action. During the Term of this Agreement, you are officially notified or it is officially announced that the Company will take any of the actions listed above.

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (a) you do not terminate employment within 90 days after the event occurs; (b) the Company reverses the action or cures the default that constitutes Good Reason before you terminate employment; or (c) you were a primary instigator of the Good Reason event and the circumstances make it inappropriate for you to receive benefits under this Agreement (e.g., you agree temporarily to relinquish your position on the occurrence of a merger transaction you negotiate). If you have Good Reason to terminate employment, you may do so even if you are on a leave of absence due to physical or mental illness or any other reason.

 (k) Person

        "Person" has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) of that Act, and shall include a "group," as defined in Rule 13d-5 promulgated thereunder. However, a Person shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(l) Potential Change in Control

        "Potential Change in Control" means that any of the following has occurred during the term of this Agreement:

        (1) Agreement Signed. The Company enters into an agreement that will result in a Change in Control.

        (2) Board Declaration. With respect to this Agreement, the Board adopts a resolution declaring that a Potential Change in Control has occurred.

(m) Severance Benefits

        "Severance Benefits" means your benefits under Section 6 of this Agreement.

(n) Term of this Agreement

        "Term of this Agreement" means the period that commences on the date of this Agreement and ends on the last day of the 12th month from the Change.



Date: 8/30/00         /s/ GUS CONSTANTIN
      -------         -------------------------------
                      Gus Constantin
                      Title:  CEO



Date: 8/30/00         /s/ GREGORY A. THORNTON
      -------         -------------------------------
                      Gregory A. Thornton

[ARTICLE] 5
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   3-MOS
[FISCAL-YEAR-END]                          DEC-31-2000
[PERIOD-END]                               SEP-30-2000
[CASH]                                           5,131
[SECURITIES]                                         0
[RECEIVABLES]                                    1,601
[ALLOWANCES]                                     (283)
[INVENTORY]                                          0
[CURRENT-ASSETS]                                 7,355
[PP&E]                                          10,331
[DEPRECIATION]                                 (3,271)
[TOTAL-ASSETS]                                  16,647
[CURRENT-LIABILITIES]                            8,302
[BONDS]                                              0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                        31,903
[OTHER-SE]                                       3,711
[TOTAL-LIABILITY-AND-EQUITY]                    16,647
[SALES]                                              0
[TOTAL-REVENUES]                                 9,039
[CGS]                                                0
[TOTAL-COSTS]                                   30,429
[OTHER-EXPENSES]                                     0
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                 197
[INCOME-PRETAX]                               (21,498)
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                           (21,498)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                        (129)
[NET-INCOME]                                  (21,498)
[EPS-BASIC]                                   (1.90)
[EPS-DILUTED]                                   (1.90)